EXHIBIT 2.2





________________________________________________________________________________














                       ASSET PURCHASE AND SALE AGREEMENT





                         DATED AS OF FEBRUARY 23, 2005



                                  BY AND AMONG

                         CROWN MEDIA DISTRIBUTION, LLC,

                               BAGBRIDGE LIMITED

          AND, SOLELY WITH RESPECT TO SECTION 10.14 OF THIS AGREEMENT,

                           CROWN MEDIA HOLDINGS, INC.















________________________________________________________________________________


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                               TABLE OF CONTENTS

                                                                          PAGE


ARTICLE 1   CERTAIN DEFINITIONS................................................1

ARTICLE 2   PURCHASE AND SALE.................................................10
      2.1   Purchased Assets..................................................10
      2.2   Rights under the Excluded License Agreements......................11
      2.3   No Assignment in Conflict with Existing Agreements................11
      2.4   Compliance with Bulk Sales Law....................................11
      2.5   Assumption of Liabilities.........................................11

ARTICLE 3   PURCHASE PRICE AND PAYMENT........................................11
      3.1   Purchase Price....................................................11
      3.2   Allocation of Purchase Price......................................12
      3.3   Post-Closing Purchase Price Adjustment............................12
      3.4   Sales Tax.........................................................14

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF SELLER..........................14
      4.1   Organization and Qualification....................................14
      4.2   Authorization and Validity of Agreement...........................14
      4.3   No Violation; Consents and Approvals..............................15
      4.4   Legal Proceedings.................................................15
      4.5   Compliance with Applicable Laws and Permits.......................16
      4.6   Taxes.............................................................16
      4.7   Contracts.........................................................17
      4.8   Liens.............................................................17
      4.9   Film Properties and Rights........................................17
      4.10  Music Rights......................................................18
      4.11  Film Rights and Availabilities of Films...........................18
      4.12  Quality of Film Properties........................................19
      4.13  Brokers...........................................................19
      4.14  Intellectual Property.............................................19
      4.15  No Change.........................................................19
      4.16  Sale and Leaseback................................................20
      4.17  Information.......................................................20

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF BUYER...........................20
      5.1   Organization and Qualification....................................20
      5.2   Authorization and Validity of Agreement...........................20
      5.3   No Violation; Consents and Approvals..............................21
      5.4   Legal Proceedings.................................................21
      5.5   Availability of Funds.............................................21

ARTICLE 6   COVENANTS.........................................................22


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      6.1   Access to Information.............................................22
      6.2   Information.......................................................22
      6.3   Operations in the Ordinary Course of Business.....................22
      6.4   Forbearance by Seller.............................................22
      6.4   Notification of Claims............................................23
      6.6   Regulatory Consents, Authorizations, etc..........................23
      6.7   No Inconsistent Action............................................24
      6.8   Laboratory Letters................................................24
      6.9   Third Party Consents..............................................25
      6.10  No Additional Representations.....................................25
      6.11  Updating Schedules................................................25
      6.12  Financing Commitments.............................................26
      6.13  Participations and Residuals......................................26
      6.14  Additional Agreements.............................................27
      6.15  Confidentiality...................................................28
      6.16  Right of First Offer..............................................28

ARTICLE 7   CONDITIONS TO CLOSING.............................................29
      7.1   Conditions of Each Party's Obligation to Close....................29
      7.2   Conditions to Buyer's Obligation to Close.........................30
      7.3   Conditions to Seller's Obligation to Close........................30
      7.4   Undertakings......................................................31

ARTICLE 8   THE CLOSING.......................................................31
      8.1   Time and Location of Closing......................................31
      8.2   Actions by Seller at the Closing..................................31
      8.3   Actions by Buyer at the Closing...................................31

ARTICLE 9   INDEMNIFICATION...................................................32
      9.1   Indemnification by Seller.........................................32
      9.2   Indemnification by Buyer..........................................33
      9.3   Defense of Claims.................................................33
      9.4   Survival of Representations and Warranties........................34
      9.5   Limitation on Rights..............................................34
      9.6   Indemnity Payments................................................35

ARTICLE 10  GENERAL PROVISIONS................................................36
      10.1  Further Assurances................................................36
      10.2  Termination.......................................................36
      10.3  Arbitration.......................................................37
      10.4  Successors and Assigns............................................38
      10.5  No Waiver.........................................................38
      10.6  Entire Agreement; Amendments......................................38
      10.7  Notices...........................................................39
      10.8  Governing Law.....................................................40
      10.9  Publicity.........................................................40
      10.10 Section Headings..................................................40


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      10.11 Severability......................................................40
      10.12 No Third-Party Beneficiaries......................................40
      10.13 Counterparts......................................................40
      10.14 Guarantee.........................................................41
      10.15 No Set-Off........................................................43


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Schedules
      Seller Disclosure Schedules
      Buyer Disclosure Schedules

Exhibits
      Exhibit A      Form of Assignment and Assumption Agreement
      Exhibit B      Form of Bill of Sale
      Exhibit C      Form of Copyright Assignment Agreement
      Exhibit D      Form of Laboratory Letter

Annexes
      Annex A        Debt Commitment Letter
      Annex B        Equity Financing Commitment Letters


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          THIS ASSET PURCHASE AND SALE AGREEMENT is made and entered into as of
February 23, 2005 by and among Crown Media Distribution, LLC, a Delaware limited liability company ("SELLER"), Bagbridge Limited, a company registered in England and Wales ("BUYER"), and, solely with respect to Section 10.14 of this Agreement, Crown Media Holdings, Inc., a Delaware corporation ("HOLDINGS").

          WHEREAS, Seller owns a library of theatrical films, made-for-television movies, specials, mini-series, series and other television programming as described herein; and

          WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer and convey to Buyer, certain rights in such library on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                              CERTAIN DEFINITIONS

     Capitalized terms not otherwise defined herein shall have the following meanings when used in this Agreement:

          1.1 "2002 ACT" shall be as defined in Section 7.1(c).

          1.2 "AFFILIATE" shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

          1.3 "AGREEMENT" shall mean this Asset Purchase and Sale Agreement as amended and modified from time to time in accordance with Section 10.6.

          1.4 "ANCILLARY RIGHTS" shall mean:

          (a) the production, remake, prequel, sequel, serial or series production rights for programming, based upon, derived from or inspired by any Film or any part thereof,

          (b) the rights to use, exploit and license others to use or exploit the novelization, publishing or, arising out of or connected with or inspired by any Film, the characters appearing in any Film or the names or characteristics of these characters,

          (c) the rights to exploit the rights in paragraph (b) above commercially in connection with or related to any Film or any remakes, prequels, sequels or other derivative works thereof, and

          (d) music publishing rights or merchandising rights relating to any Film.


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          1.5 "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement substantially in the form attached as Exhibit A.

          1.6 "ASSUMED LIABILITIES" shall mean any Liability in, of, or related to any Purchased Asset arising on or after the Closing Date (other than Retained Liabilities).

          1.7 "AVAILABILITIES SCHEDULE" shall be as defined in Section 4.11(b).

          1.8 "BASE AMOUNT" shall be as defined in Section 3.3(c).

          1.9 "BILL OF SALE" shall mean the Bill of Sale substantially in the form attached as Exhibit B.

          1.10 "BUYER" shall be as defined in the preamble to this Agreement.

          1.11 "BUYER CONFIDENTIAL INFORMATION" shall be as defined in Section 6.15.

          1.12 "BUYER MATERIAL ADVERSE EFFECT" shall mean any event, occurrence, fact, condition, change or effect that has a materially adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or that would materially delay or prevent Closing. In this definition, "materially" means that the financial consequences of the adverse effect or the delay exceeds $100,000.

          1.13 "CASH CONSIDERATION" shall be as defined as in Section 3.1(a).

          1.14 "CASH EQUITY" shall be as defined in Section 5.5(b).

          1.15 "CLOSING" shall be as defined in Section 8.1.

          1.16 "CLOSING DATE" shall be as defined in Section 8.1.

          1.17 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          1.18 "COMMITMENTS" shall be as defined in Section 5.5(b).

          1.19 "CONFIDENTIAL INFORMATION" shall mean all information relating to business, financial or other affairs (including, without limitation, future programming and distribution plans and targets and subscriber counts) that is not in the public domain.

          1.20 "CONFIDENTIAL MEMORANDUM" shall be as defined in Section 6.10.

          1.21 "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement dated as of May 11, 2004, by and between Crown Media Holdings, Inc. and Brooks Production Limited.

          1.22 "CONTRACT" shall mean any note, bond, indenture, mortgage, deed of trust, contract, instrument or other agreement.


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          1.23 "CONTROL" shall mean the possession, directly or indirectly, of the affirmative power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or management structure of such Person, or otherwise) and "CONTROLLED" and "CONTROLLING" shall be construed accordingly.

          1.24 "COPYRIGHT ASSIGNMENT" shall mean a short form assignment of copyright substantially in the form attached as Exhibit C.

          1.25 "COPYRIGHT REGISTRATION" shall mean the copyright registration with respect to the Films, issued by the U.S. Copyright Office in the claimant or author name of Seller, or such foreign Copyright Office, or equivalent thereof.

          1.26 "CREDIT AGREEMENT" shall mean the Credit, Security, Guaranty and Pledge Agreement, dated as of August 31, 2001, as amended, among Crown Media Holdings, Inc., the guarantors named therein, the lenders referred to therein and JPMorgan Chase Bank, as administrative agent and issuing bank for the lenders.

          1.27 "DEBT AGREEMENT" shall mean the agreement to be entered into by Buyer, ABN AMRO Bank N.V., Barclays Bank PLC, Societe Generale and others as contemplated by the Debt Commitment Letter.

          1.28 "DEBT COMMITMENT LETTER" shall be as defined in Section 5.5(a).

          1.29 "DEBT FINANCING" shall be as defined in Section 5.5(a).

          1.30 "EQUITY FINANCING COMMITMENT LETTERS" shall be as defined in
Section 5.5(b).

          1.31 "EXCLUDED LICENSE AGREEMENTS" shall mean the Excluded Preexisting HEI License Agreements and the Excluded Seller License Agreements.

          1.32 "EXCLUDED PREEXISTING HEI LICENSE AGREEMENTS" shall mean those Contracts entered into by Hallmark Entertainment Distribution LLC or any of its Affiliates or any of their predecessors in interest (or any such Contracts of which any of them is the assignee, transferee, or beneficiary, in whole or in part), prior to January 1, 2001 pursuant to which any of them licensed, granted, conveyed, assigned and/or transferred, in whole or in part, any rights in the Purchased Assets, to any Person. A true, complete and accurate list of the Excluded Preexisting HEI License Agreements is set forth on Schedule 1.32.

          1.33 "EXCLUDED SELLER LICENSE AGREEMENTS" shall mean those Contracts set forth on Schedule 1.33.

          1.34 "EXPLOITATION" shall mean, in relation to any Film, the release, sale, distribution, sub-distribution, leasing, sub-leasing, marketing, licensing, sub-licensing, exhibition, broadcasting or other exploitation of such Film, and "EXPLOIT" shall be construed accordingly.


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          1.35 "FILM AGREEMENTS" shall mean those Contracts, documents, judicial awards and/or rulings pursuant to which Seller or its predecessors in interest acquired from any other Person any of the Film Rights, as such agreements have been amended from time to time. Such agreements shall include, but not be limited to, any and all: production services agreements, writer agreements, literary or other rights acquisition agreements, work-for-hire agreements, producer agreements, talent agreements, assignment of rights agreements, assignments of Film Rights, releases and/or any and all other documents, agreements, letters, releases, contracts, or memoranda, (whether in written or electronic format) pertaining to the Film Rights of each such Film.

          1.36 "FILM PROPERTIES" shall mean all existing and future physical properties (other than Literary Property) owned or controlled by Seller or, where Seller does not own or control, to which Seller has rights of access, of or relating to the Films, including, but not limited to, film, film negatives and positives; sound effect tracks; master tapes and other duplicating materials of any kind; original art work; and other tangible elements and materials and properties in respect of the Films; foreign language dubbed and titled versions; prints and negatives of stills; trailers and television spots and all promotional and other advertising and publicity materials of all kinds; cuts, trims, outtakes and stock footage together with digital copies of any of the foregoing.

          1.37 "FILM RIGHTS" shall mean any and all right and interest outside the United States of Seller, Crown Media Holdings, Inc. or any of their respective Subsidiaries in or relating to the Films (other than any Literary Properties (subject to subsection (e) below) or Ancillary Rights, and subject to any License Agreements, Excluded License Agreements and Film Agreements), including, but not limited to, the following:

          (a) copyrights, rights and interests in copyrights, renewals and extensions of copyrights outside the United States, including any such rights that revert to Seller after the date hereof pursuant the Sale and Leaseback Rights or otherwise, obtained upon any Film, rights (but not the obligation) to make publication thereof for copyright purposes and to register claims under copyright, rights (but not the obligation) to renew and extend such copyrights and rights (but not the obligation) to sue in the name of any Person for past, present or future infringements of copyright;

          (b) the right to Exploit any Film in any Media in any language outside the United States or authorize third parties to do so, including, without limitation, the music synchronization rights for the music composition and musical recording rights as contained in such Films and language dubbing rights including, without limitation, the rights to edit, alter, dub, subtitle and voiceover;

          (c) rights to advertise, promote and publicize the Films in any Media and any language outside the United States in connection with the Exploitation of the Films outside the United States, including, but not limited to, the right to create and use trailers and promotional material, the use of synopses of or brief excerpts from the Films, or from the literary material on which the Films are based; the use of music and dialogue of the Films, and the names, voices, images, likenesses and biographies of the lead cast, director, producer, writers, composers, and other significant personnel or entities rendering services for or connected with the Films;


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          (d) rights to use in connection with the Exploitation of the Films in any Media and any language, the soundtrack, the names, credits, logos, tradenames, trademarks and titles contained in or incorporated into the Films, trailers, positive prints, preprint materials and video masters of the Films and marketing, advertising and publicity materials relating to the Films; and

          (e) the perpetual, irrevocable, royalty-free, fully paid-up and non-exclusive right to use the Literary Properties as necessary to Exploit any Film in any Media and any language outside the United States and to market, advertise, promote and publicize such Exploitation.

          1.38 "FILMS" shall mean the Group A Films and the Group B Films.

          1.39 "FINAL RECEIVABLES STATEMENT" shall be as defined in Section 3.3(c).

          1.40 "FINANCING" shall be as defined in Section 5.5(b).

          1.41 "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof.

          1.42 "GOVERNMENTAL ENTITY" shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic (including federal, state or local) or foreign, including, without limitation and for the avoidance of doubt, any Tax authority, the EC Commission, the EFTA Surveillance Authority and any national competition authority.

          1.43 "GROUP A AVAILABILITIES SCHEDULE" shall be as defined in Section 4.11(a).

          1.44 "GROUP B AVAILABILITIES SCHEDULE" shall be as defined in Section 4.11(b).

          1.45 "GROUP A FILMS" shall mean those Films set forth on Schedule
1.45.

          1.46 "GROUP B FILMS" shall mean those Films set forth on Schedule
1.46.

          1.47 "GUILD" shall mean the Screen Actors Guild (SAG), American Federation of Television and Radio Artists (AFTRA), American Federation of Musicians (AFM), Directors Guild of America (DGA), Writers Guild of America
(WGA), British Equity, ACTRA, DGC, American Society of Composers and all or any other applicable guilds or unions anywhere in the world.

          1.48 "GUILD ASSUMPTION AGREEMENTS" shall mean the standard assumption agreements required by any Guild in connection with the sale of the Purchased Assets.

          1.49 "HED LIABILITY" shall be as defined in Section 6.14(e).

          1.50 "HEI" shall mean Hallmark Entertainment, Inc.

          1.51 "HOLDINGS" shall be as defined in the preamble to this Agreement.

          1.52 "INDEMNIFIED BUYERS" shall be as defined in Section 9.1.


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          1.53 "INDEMNIFIED SELLER PARTIES" shall be as defined in Section 9.2.

          1.54 "INDEPENDENT ACCOUNTANTS" shall mean any of Deloitte & Touche LLP, PricewaterhouseCoopers LLP, KPMG L.L.P. and Ernst & Young, L.L.P. mutually acceptable to Buyer and Seller, PROVIDED that if Buyer and Seller do not agree upon a mutually acceptable public accounting firm within ten days of the first date of any dispute on which any party elects to submit such dispute to the Independent Accountants in accordance with the terms of this Agreement, the New York City office of the American Arbitration Association shall choose an internationally recognized certified public accounting firm.

          1.55 "INTELLECTUAL PROPERTY" shall mean all of the (a) patents, patent applications, patent disclosures and improvements thereto, (b) trademarks, service marks, logos, trade names, domain names and corporate names and registrations and applications for registration thereof, (c) any and all other intellectual property assets of any nature whatever which may now or in the future exist in any part of the world, including, but not limited to, all marks registered in the United States Patent and Trademark Office, (d) copyrights (including, without limitation, all rights to distribute, reproduce and prepare derivative works) and registrations and applications for registration thereof,
(e) trade secrets, confidential business information and know-how and (f) any copies and tangible embodiments thereof (in whatever form or medium).

          1.56 "LIABILITY" shall mean, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, or guaranty of such Person of any kind, whether accrued or unaccrued, and whether or not the same is required by applicable GAAP to be accrued on the financial statements of such Person.

          1.57 "LICENSE AGREEMENT" shall mean those Contracts, other than the Excluded License Agreements, entered into by Seller or Seller's predecessor in interest (or any such Contracts of which Seller or Seller's predecessor in interest is the assignee, transferee or beneficiary, in whole or in part), on or after January 1, 2001 and prior to the date hereof pursuant to which Seller or Seller's predecessor in interest licensed, in whole or in part, any rights in the Purchased Assets or granted an option in respect of any of the foregoing, to any Person, PROVIDED, HOWEVER, that to the extent that such Contracts licensed any rights in or to assets other than the Purchased Assets, such term shall only mean those rights under such Contracts that relate to the Purchased Assets. License Agreements shall be deemed to include any Sale and Leaseback Rights. A true, accurate and complete list of the material License Agreements as of the date hereof is set forth on Schedule 1.57.

          1.58 "LICENSE PAYMENTS" shall mean all payments due or which may become due after Closing under the Excluded Preexisting HEI License Agreements or the Excluded Seller License Agreements, as applicable.

          1.59 "LIEN" shall mean any lien, encumbrance, pledge, mortgage, charge (fixed or floating) under English law, hypothecation, right of set off, right of pre-emption, assignment by way of security, reservation of title or any other security interest, howsoever created or arising, claim under bailment or storage contract.


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          1.60 "LITERARY PROPERTY" shall mean the literary and musical material upon which, in whole or in part, any Film is based, or which has been used or included in any Film, including, without limitation, the screenplay, and all other scripts, scenarios, stories, treatments, movies, outlines, titles, concepts, manuscripts, recorded music scores and lead sheets or other properties or materials of any kind or nature, in whatever state of completion and all drafts, versions and variations thereof.

          1.61 "LOSSES" shall be as defined in Section 9.1.

          1.62 "MATERIAL CONTRACTS" shall be as defined in Section 4.7.

          1.63 "MEDIA" shall mean any and all forms of exhibition and delivery by every means, method, process, medium or device now or hereafter known, invented, contemplated or devised throughout the universe, including without limitation: theatrical, television, Internet, broadband and narrowband digital delivery, and Videogram (as defined below) exhibition, free (or over-the-air), cable and basic cable television and community antenna systems, low and full power television, multi-point distribution systems, wire, fiber optics, microwave, Telstar-type, DBS, all other forms of satellite and relay television, so-called "interactive television," video-on-demand, near-video-on-demand, high-definition television (HDTV) and any and all other kinds of open or closed circuit systems (as now or hereafter known), only to the extent distribution and exploitation over such Media occurs solely outside the United States.

          1.64 "NOTICE OF DISAGREEMENT" shall be as defined in Section 3.3(b).

          1.65 "OUTSIDE DATE" shall be as defined in Section 7.4.

          1.66 "PERMIT" shall mean a material permit, license, consent, approval, certificate, qualification, registration or other authorization or a filing of a notification report or assessment necessary in any jurisdiction for the ownership, possession, occupation or use of the Purchased Assets for Exploitation as currently conducted.

          1.67 "PERMITTED LIENS" shall mean (a) Liens for taxes or governmental assessments, charges or claims the payment of which is not yet due, or for taxes the validity of which are being contested in good faith; (b) Liens of laboratories, carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by applicable law, other than Liens in respect of amounts due and owing prior to the Closing, incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith exerciseable against Seller; (c) Liens set forth in the agreements related to the Purchased Assets, access to which has been provided to Buyer; and (d) Liens granted in connection with tax financings in relation to those sale and leaseback films set forth on Schedule 4.16.

          1.68 "PERSON" shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Entity.

          1.69 "PURCHASE AND SALE AGREEMENT" shall mean an agreement as of the date hereof entered into by CM Intermediary LLC, Buyer and, solely with respect to Section 10.14


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thereof, Holdings, relating to the acquisition of Crown Media International, LLC and Crown Entertainment Limited.

          1.70 "PURCHASE PRICE" shall be as defined in Section 3.1.

          1.71 "PURCHASED ASSETS" shall mean:

          (a) the Film Rights,

          (b) all the rights of Seller under the Film Agreements outside the United States,

          (c) the Copyright Registration for rights outside the United States,

          (d) the right to perpetual, irrevocable, assignable and unconditional access to and the right to use the Film Properties for purposes of exercising the rights granted to Buyer hereunder,

          (e) the goodwill associated with the foregoing,

          (f) the License Agreements and, to the extent Buyer does not make the election set forth in Section 3.1(b), the Excluded Seller License Agreements, and

          (g) those Contracts entered into by Seller on or after the date hereof and prior to the Closing pursuant to which Seller licensed, in whole or in part, any rights in the Purchased Assets or granted an option in respect of any of the foregoing, to any Person, PROVIDED, HOWEVER, that to the extent that such Contracts licensed any rights in or to assets other than the Purchased Assets, such term shall only mean those rights under such Contracts that relate to the Purchased Assets (the "NEW LICENSE AGREEMENTS");

PROVIDED, HOWEVER, that the Purchased Assets are subject to the License Agreements and the Excluded License Agreements and shall not include the right to receive License Payments made or to be made pursuant to the Excluded Preexisting HEI License Agreements, or in the event Buyer makes the election set forth in Section 3.1(b), License Payments made or to be made pursuant to the Excluded Seller License Agreements; and PROVIDED, FURTHER, that notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any Retained Assets or be subject to any Retained Liabilities.

          1.72 "RECEIVABLES AMOUNT" shall be as defined in Section 3.3(c).

          1.73 "RECEIVABLES STATEMENT" shall be as defined in Section 3.3(a).

          1.74 "RECEIVING PARTY" shall be as defined in Section 6.15.

          1.75 "RELATED PARTY" shall be as defined in Section 6.15.

          1.76 "REFUND" shall be as defined in Section 3.3(c).

          1.77 "REGULATION" shall be as defined in Section 6.6.


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          1.78 "RETAINED ASSETS" shall mean

          (a) any and all assets, contracts and agreements that are not expressly described as Purchased Assets and all rights and interests, tangible and intangible, in, of, or related to the Films in the United States, including the Film Rights in the United States, the rights of Seller under the Film Agreements in the United States, the Copyright Registration for rights in the United States, the Film Properties that relate solely or in part to Films exploited in the United States, and the goodwill associated with the foregoing,

          (b) all trademark registrations with respect to the Films in the United States,

          (c) any Ancillary Rights or Literary Properties,

          (d) the Excluded Preexisting HEI License Agreements and, in the event Buyer makes the election set forth in Section 3.1(c), the Excluded Seller License Agreements, and

          (e) the masters and other original copies of the Film Properties

          1.79 "RETAINED LIABILITIES" shall mean (a) any Liability in, of, or related to any Purchased Asset arising prior to the Closing Date and any Liability in, of, or related to any Excluded Preexisting HEI License Agreement, and to the extent Buyer makes the election set forth in Section 3.1(b), the Excluded Seller License Agreements, (b) any Liability to pay any profit participation due and payable related to any Film Rights, solely to the extent arising prior to the tenth anniversary of the Closing Date and (c) any Liability to pay any residual costs due and payable to creative artists or Guilds for the exploitation of the Film Rights, solely to the extent arising prior to the tenth anniversary of the Closing Date, no matter whether such exploitation takes places within or outside the group of Buyer's Affiliates and no matter in which country such exploitation takes place, so long as such exploitation is pursuant to licenses granted by Buyer or one of its Affiliates; PROVIDED that Retained Liabilities shall not include any penalties, interest, fees, or other Liabilities resulting from Buyer's failure to promptly perform its obligations under Section 6.13.

          1.80 "REVISED RECEIVABLES STATEMENT" shall be as defined in Section 3.3(b).

          1.81 "SALE AND LEASEBACK RIGHTS" shall mean rights granted to or retained by third parties in connection with sale and leaseback and other financing transactions related to the Films.

          1.82 "SECONDARY FILM LOSSES" shall be as defined in Section 9.1.

          1.83 "SECTION 6.4 FAILURE" shall be as defined in Section 6.4.

          1.84 "SELLER" shall be as defined in the preamble to this Agreement.

          1.85 "SELLER CONFIDENTIAL INFORMATION" shall be as defined in Section 6.15.

          1.86 "SELLER DISCLOSURE SCHEDULE" shall mean the schedules of Seller attached hereto.

          1.87 "SELLER'S INDEMNIFICATION CLAIM" shall be as defined in Section 9.1.

          1.88 "SELLER'S KNOWLEDGE" shall mean the actual knowledge of David J. Evans, Robert Halmi, Jr., William J. Aliber, Charles L. Stanford, Mark Thompson, Peter Lamberti, Diane Keating or Leslie Park and the knowledge that any of these individuals would have had if they had made reasonable inquiry in connection with the (a) normal performance of their respective duties and (b) the sale of the Purchased Assets.

          1.89 "SERVICE AGREEMENT" shall mean the Service Agreement, dated September 28, 2001, by and between HEI and Holdings, as assigned to Seller pursuant to letter dated December 14, 2001.

          1.90 "SUBSIDIARY" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person.

          1.91 "TAX" or "TAXES" shall include all taxes imposed by any U.S. federal, state, local, foreign or other taxing authority, including all income, gross receipts, gains profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes of any kind whatsoever, including interest, penalties or additions thereto.

          1.92 "TAX RETURN" shall mean any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any taxing authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis).

          1.93 "UNITED STATES" shall mean the United States of America, its territories and possessions including Puerto Rico.

          1.94 "UPFRONT PAYMENTS" shall be as defined in Section 3.3(c).

          1.95 "VIDEOGRAM" shall mean any and all forms of videocassette, DVD, CD-Rom, videodisc, video cartridge, audiovisual tape, or other device now known or hereafter devised and designed primarily (but not exclusively) for in-home exhibition by means of any playback device which causes a visual image (whether or not synchronized with sound and/or whether or not two or three dimensional) to be seen through any device now known or hereafter devised.

                                   ARTICLE 2

                               PURCHASE AND SALE

          2.1 PURCHASED ASSETS. Upon the terms and subject to conditions set forth in this Agreement, Seller shall, at Closing, sell, assign, grant, convey and deliver to Buyer or

Buyer's nominee, and Buyer or Buyer's nominee shall acquire from Seller free from any Lien, other than Permitted Liens, all of its right, title and interest in and to the Purchased Assets. For the avoidance of doubt, nothing in this Agreement shall constitute a transfer of legal or beneficial title of the Film Properties.

          2.2 RIGHTS UNDER THE EXCLUDED LICENSE AGREEMENTS. Seller shall retain all rights and obligations under the Excluded Preexisting HEI License Agreements, and in the event Buyer makes the election set forth in Section 3.1(b), the Excluded Seller License Agreements (including the right to receive and retain License Payments thereunder). If after Closing, Buyer receives any License Payments attributable to the Excluded Preexisting HEI License Agreements or the Excluded Seller License Agreements, if applicable, Buyer shall promptly deliver or pay the same over to Seller in the form as so received (with any necessary endorsements).

          2.3 NO ASSIGNMENT IN CONFLICT WITH EXISTING AGREEMENTS. Notwithstanding any other provision of this Agreement, this Agreement shall not constitute an assignment of, or an agreement to assign, any Film Rights if any attempted assignment thereof without the consent of a third party (a) would constitute a breach of a Film Agreement or any License Agreement; (b) would in any other way materially and adversely affect the rights of Seller or Buyer thereunder or (c) is ineffective so that Buyer would be unable to exercise such Film Rights with respect to any Film subject to such Film Agreement or License Agreement. In such event, Seller shall, for the benefit of Buyer, cooperate in any reasonable arrangement that Buyer may request to enable Buyer to receive and enjoy the full benefits of the Film Rights, including, without limitation, collecting payments (without the deduction of any fee or commission for the account of Seller) for the account and benefit of Buyer.

          2.4 COMPLIANCE WITH BULK SALES LAW. Buyer and Seller hereby waive compliance with the provisions of any bulk sales or transfer laws that may be applicable to the sale of the Purchased Assets. Seller shall indemnify and hold Buyer harmless from and against any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and court costs) which Buyer may incur due to, or as a result of, Seller's failure to comply with any bulk sales or transfer laws which may be applicable to the transactions contemplated by this Agreement.

          2.5 ASSUMPTION OF LIABILITIES. Notwithstanding anything to the contrary herein, at the Closing, Buyer shall assume and become liable for, and shall pay, perform and discharge as and when due, the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.

                                   ARTICLE 3

                           PURCHASE PRICE AND PAYMENT

          3.1 PURCHASE PRICE. The full and complete consideration for the Purchased Assets shall be as follows (the "PURCHASE PRICE"):

          (a) At Closing, Buyer or Buyer's nominee shall pay or procure the payment to Seller of $180 (One Hundred Eighty) million (subject to adjustment pursuant to Section 3.1(b)

(the "CASH CONSIDERATION") in United States dollars by wire transfer of immediately available funds to such account as Seller shall direct for the purchase of the Purchased Assets.

          (b) Buyer shall have the right to elect not to purchase the Excluded Seller License Agreements. In the event Buyer elects in writing not to purchase the Excluded Seller License Agreements, the Cash Consideration shall be decreased by $20 million.

          3.2 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree to allocate the total consideration in accordance with Schedule 3.2. Buyer and Seller shall (except as may be required by a "determination" within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax law) (i) report the allocation of the total consideration among the Purchased Assets in accordance with Schedule 3.2 and (ii) act in accordance with Schedule 3.2 (x) in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state, local or foreign Tax authority) and (y) in the course of any Tax proceeding. Buyer and Seller shall promptly inform one another of any challenge by any Governmental Entity to Schedule 3.2 and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

          3.3 POST-CLOSING PURCHASE PRICE ADJUSTMENT.

          (a) CLOSING STATEMENT. As promptly as practicable, but in no event later than 45 days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement setting forth the amount of accounts receivable as of the Closing Date (the "RECEIVABLES STATEMENT") in the format set forth in
Part I of Schedule 3.3(a), certified by Seller's independent certified public accountants in the form of a review report, to have been prepared on the basis of the accounting policies and procedures set forth in Part II of Schedule 3.3(a).

          (b) DISPUTES. If Buyer in good faith disagrees with the Receivables Statement, then Buyer shall notify Seller in writing (the "NOTICE OF DISAGREEMENT") of such disagreement within 30 days after delivery of the Receivables Statement to Buyer. During such 30-day period, Buyer and its representatives shall be permitted to review during normal business hours the working papers of Seller, but not the working papers of Seller's accountants, relating to the Receivables Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement and specify the adjustments which, in its opinion, should be made to the Receivables Statement in order to comply with the requirements of this Agreement. Thereafter, Buyer and Seller shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Buyer and Seller, including a revised Receivables Statement reflecting such resolution (a "REVISED RECEIVABLES STATEMENT"). If Buyer and Seller are unable to resolve the disagreement within 20 days after delivery of the Notice of Disagreement, then Buyer and Seller shall instruct the Independent Accountants to resolve the disputed items and make a determination with respect thereto, which determination shall be provided to Buyer and Seller by the Independent Accountants in a written notice, within 30 days after selection of the Independent Accountants. Buyer and Seller shall instruct the Independent

Accountants to include a Revised Receivables Statement in such written notice provided by the Independent Accountants. The Independent Accountants shall, for purposes of English law, act as experts and not as arbitrators (as such terms are understood in English law) in making their final determination, and such determination shall be final, binding and conclusive upon the parties hereto. The scope of such Independent Accountants' engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement and the recalculation, if any, of the items in the Receivables Statement in light of such resolution. The following provisions shall apply to the Independent Accountants' determination: (i) Buyer and/or Buyer's accountants and Seller and/or Seller's accountants shall each promptly (and in any event within such time frame as reasonably enables the Independent Accountants to make their decision in accordance with the time frame set forth in this Section 3.3(b)) prepare and deliver to the Independent Accountants a written statement on the matters in dispute (together with the relevant documents); (ii) in giving their determination, the Independent Accountants shall state what adjustments (if any) are necessary to the preliminary Receivables Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and shall give their reasons therefor; (iii) each of Buyer and Seller shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it, and the fees, costs and expenses of the Independent Accountants, if any, selected in accordance with this Section 3.3(b) will be shared equally by Buyer, on the one hand, and Seller, on the other hand.

          (c) ADJUSTMENT. The Receivables Statement, or, if one has been adopted pursuant to Section 3.3(b), the Revised Receivables Statement, shall be deemed to be final, binding and conclusive on Buyer and Seller (the "FINAL RECEIVABLES STATEMENT") upon the earliest of (i) the failure of Buyer to deliver to Seller the Notice of Disagreement within 30 days of Seller's delivery of the Receivables Statement to Buyer; (ii) the resolution of all disputes by Buyer and Seller, as evidenced by a Revised Receivables Statement and (iii) the resolution of all disputes by the Independent Accountants, as evidenced by the Revised Receivables Statement. As used herein, (x) "REFUND" shall mean the amount, if any, by which the accounts receivable set forth on the Final Receivables Statement (the "RECEIVABLES AMOUNT") is less than the sum of $4 (Four) million plus the Upfront Payments (collectively, the "BASE AMOUNT"). In the event that the Receivable Amount is less than the Base Amount, then within five days after the Final Receivables Statement is deemed final, binding and conclusive, Seller shall pay to Buyer or Buyer's nominee the Refund by wire transfer in immediately available funds to an account specified by Buyer. As used herein, "UPFRONT PAYMENT" shall mean, in respect of each applicable License Agreement or New License Agreement the positive amount equal to, (the quotient of "a" divided by "b") multiplied by "c" where:

a = that number of months by which the term of that License Agreement or New License Agreement exceeds a period of 18 months following Closing;

b = the total number of months in the term of that License Agreement or New License Agreement; and

c = the aggregate amount of any cash down payment or other cash advance or extraordinary payment or any other payment not consistent with pro rata amounts over the term of such License Agreement or New License Agreement received by Seller or CMI prior to the Closing Date in respect of such License Agreement or New License Agreement.

and "UPFRONT PAYMENTS" shall mean the aggregate of all such amounts that constitute an Upfront Payment.

            Any adjustments to the Purchase Price made pursuant to this
Section 3.3(c) shall bear interest from the Closing Date through the date of payment at the rate 1% above the rate of interest publicly announced by Citibank, N.A., in New York, New York, from time to time as its prime rate. If any amounts are payable under this Section 3.3(c), Buyer and Seller shall agree to such consequential adjustments as are reasonably required to any amounts allocated in accordance with Section 3.2(c).

          (d) Subject to any rule of law or regulatory body or any provision of any contract or arrangement entered into prior to the date of this Agreement to the contrary, Seller shall procure that each member of Seller's Group (as defined in the Purchase and Sale Agreement) shall, and Buyer shall procure that the Group (as defined in the Purchase and Sale Agreement) shall, as promptly as reasonably practicable, provide each other, the Independent Accountants, Buyer's accountants and Seller's accountants with all information (in their respective possession or control) relating to the Purchased Assets, including reasonable access during normal business hours to books, records and such other relevant information and all cooperation and assistance as may be reasonably required, to
(i) enable Seller's production of the Calculation Statement and (ii) enable the Independent Accountants to satisfy their obligations as contemplated hereby, if necessary.

          3.4 SALES TAX. Buyer shall be liable for, and timely pay 75% of, and Seller shall be liable for, and timely pay, 25% of, any sales, transfer, stamp, stock transfer, use, real property, goods and services and similar Taxes (other than any value-added Tax in the United Kingdom, which shall be borne solely by Buyer) which are payable in connection with the purchase of the Purchased Assets by Buyer pursuant to this Agreement. Buyer shall prepare the Tax Returns in connection therewith. Seller shall cooperate with Buyer in the determination of such Taxes and the preparation of such Tax Returns as reasonably requested by Buyer.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as disclosed in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

          4.1 ORGANIZATION AND QUALIFICATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, license and/or lease the Purchased Assets being transferred by it, and to carry on its business as now being conducted and as and where the business is located.

          4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of Seller and no other action on the part of Seller is necessary for the authorization, execution, delivery or performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          4.3 NO VIOLATION; CONSENTS AND APPROVALS. (a) Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, do or would after the giving of notice or the lapse of time or both, (i) violate, conflict with, result in a breach of, or constitute a default under, the certificate of incorporation, certificate of formation, bylaws or other similar governing documents of Seller; (ii) violate or conflict with in any material respect any U.S. federal, state, local or foreign law, statute, regulation or court or administrative order or process;
(iii) to Seller's Knowledge, result in the creation of, or give any party the right to create, any Lien upon the Purchased Assets; (iv) violate or conflict with in any material respect, or result in the loss of any material right with respect to or result in a material breach of, or constitute a material default under, or terminate or give any party the right to terminate, amend, abandon or refuse to perform any Material Contract to which the Purchased Assets are subject or bound; (v) modify in any material respect or accelerate, or give any party thereto the right to modify in any material respect or accelerate the time within which, or the terms under which, any party is to perform any duties or obligations or receive any rights or benefits under any agreement or contract affecting the Purchased Assets; (vi) result in the loss of the benefit of a Permit held or enjoyed by Seller as of the date of this Agreement in any applicable jurisdiction or (vii) result in the loss of the benefit of any Purchased Assets, except for such loss as would not reasonably be expected to be material to the Exploitation of the Films as currently conducted.

          (b) All consents, approvals, authorizations and other requirements prescribed by law, rule or regulation that are necessary for the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement have been obtained and satisfied, other than as required under the antitrust, trade regulation or competition laws of any jurisdiction or as would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

          4.4 LEGAL PROCEEDINGS. There are no, nor have there been during the 18 months ending on the date of this Agreement, any suits, actions, claims or litigation, or legal, administrative, Guild actions, arbitration, mediation or other proceedings, or investigations or inquiries of any Governmental Entity pending or, to Seller's Knowledge, threatened against Seller in respect of the Purchased Assets, except for such suits, actions, claims or litigation, or legal, administrative, arbitration, mediation or other proceedings as would not, individually or, in the case of related claims, in the aggregate, reasonably be expected to be material to the Purchased Assets taken as a whole, or that challenge or restrict the ability of Seller to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling, award, order or writ of any court, governmental department, commission, agency, Guild, instrumentality, arbitration or other Person outstanding against or binding upon Seller in respect of the Purchased Assets or that challenges or restricts the ability of Seller to consummate the transactions contemplated hereby. To Seller's Knowledge, there are no outstanding threats of legal, administrative, arbitration, mediation or other proceedings pending in respect of the Purchased Assets, except for such threats as would not reasonably be expected to be material to the Purchased Assets taken as a whole.

          4.5 COMPLIANCE WITH APPLICABLE LAWS AND PERMITS. (a) Seller is in compliance with all laws, statutes, ordinances, rules, regulations and orders of all Governmental Entities applicable to the Purchased Assets, except for such non-compliance as would not be material to the Purchased Assets taken as a whole. To Seller's Knowledge, prior to the date hereof there have been no events of non-compliance with laws, statutes, ordinances, rules, regulations or orders of Governmental Entities or Guilds applicable to the Purchased Assets that continue to be, or would reasonably be expected to be, material to the Purchased Assets taken as a whole.

          (b) Seller has obtained all material permits, licenses, consents, approvals, certificates, qualifications, registrations or other authorizations or filings of notification reports or assessments required of Seller and necessary for the Exploitation of the Purchased Assets as currently Exploited by Seller in each jurisdiction in which such assets are Exploited, and Seller has complied in all material respects with the terms and conditions of each Permit and each Permit is in full force and effect. There are no pending or, to Seller's Knowledge, threatened proceedings which would reasonably be expected to adversely affect such Permits, and to Seller's Knowledge, no such Permits are threatened to be suspended, revoked or otherwise rendered invalid.

          (c) Seller: (i) has not given any written undertaking, commitment or assurance to any Governmental Entity in relation to the Purchased Assets; (ii) is not subject to any order, regulation or decision made by any Governmental Entity in relation to the Purchased Assets (iii) has not received a written communication or request for information in relation to the Purchased Assets from any Governmental Entity, in the case of clauses (i) through (iii) above, under anti trust or similar legislation applicable to Seller in any jurisdiction.

          (d) To Seller's knowledge, no complaints in relation to the Purchased Assets have been made or threatened by any third party to any Governmental Entity under any anti trust or similar legislation.

          (e) To Seller's Knowledge, no Group Company (as defined in the Purchase and Sale Agreement) has ever received, or is expecting to receive, any aid (in whatever form) from a Member State of the European Community or from State resources such as could be regarded as State aid for the purposes of Articles 87 to 89 of the Treaty of Rome.

          4.6 TAXES. (a) (i) All Tax Returns required to be filed with respect to the Purchased Assets have been duly filed (taking into account extensions of time approved by the appropriate taxing authority) and all such Tax Returns are true, complete and correct in all material respects; (ii) all Taxes due and payable with respect to the Purchased Assets have been paid in all material respects and (iii) there are no material Tax Liens, whether imposed by any

U.S. federal, state, county, municipal or foreign taxing authority, outstanding against the Purchased Assets, except for Permitted Liens.

          (b) (i) Seller does not have a Seller's Permit as that term is used in
Section 6006.5(a) of the State of California Revenue and Tax Code, and (ii) to Seller's Knowledge, Seller has not engaged in any taxable sale in respect of the Purchased Assets, such that it would be required to have a Seller's Permit as that term is used in Section 6006.5(a) of the State of California Revenue and Tax Code. Nothing in this Section 4.6(b) shall affect the sales tax liability allocation set forth in Section 3.4. Seller shall not have any liability under
Article 9 or otherwise with respect to the representation and warranty in
Section 4.6(b)(ii), other than in determining whether the condition set forth in
Section 7.2(a) has been satisfied.

          4.7 CONTRACTS. Seller has provided Buyer with access to true and complete copies of (a) all material agreements, to which Seller is a party, that relate to the Purchased Assets and which would reasonably be expected to have a material effect on the ability of Buyer to Exploit the Films in accordance with the Availabilities Schedule (other than agreements that will not affect the Purchased Assets following Closing) and (b) all License Agreements (the "MATERIAL CONTRACTS"). A true, accurate and complete list of the material License Agreements as of the date hereof is set forth on Schedule 1.57. As of the date hereof, other than the Service Agreement, Seller is not party to any material distribution, advertising or sales agency contracts relating to the Purchased Assets, except as set forth on Schedule 4.7. Each License Agreement and, to Seller's Knowledge, each other Material Contract is a valid and binding agreement, enforceable in accordance with its terms, and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity, of Seller and, to Seller's Knowledge, each other party thereto. There are no material breaches or defaults under any License Agreement by Seller or, to Seller's Knowledge, by any other party thereto, nor has Seller, or to Seller's Knowledge, any other party thereto, performed any act or omitted to perform any act under any such License Agreement which, with notice or lapse of time or both, will become or result in a material breach or default thereunder. To Seller's Knowledge, there are no material breaches or defaults under any Material Contract other than the License Agreements, by Seller or any other party thereto, nor, to Seller's Knowledge, has Seller or any other party thereto performed any act or omitted to perform any act under any such Material Contract which, with notice or lapse of time or both, will become or result in a material breach or default thereunder or give such party thereto the right to terminate, amend, abandon or refuse to perform thereunder. As of the date hereof, Seller has not received any written notice of termination of any Material Contract and, to Sellers' Knowledge, there are no pending or threatened service of a notice of termination by any party to any Material Contract.

          4.8 LIENS. The Purchased Assets transferred hereunder shall be transferred to Buyer, free and clear of any and all Liens, other than Permitted Liens.

          4.9 FILM PROPERTIES AND RIGHTS. Schedule 4.9 sets forth a true, accurate and complete list of the Films, together with a list of the locations of all masters and principal promotional materials relating thereto as of the date of this Agreement, and the locations and laboratories with whom they are deposited or kept, and indicates whether such Film Properties are owned by Seller and, where not owned by Seller, what rights of access Seller has thereto. Seller acquired all of the Film Rights from HEI, and Seller has not subsequently transferred, assigned or otherwise conveyed such rights to any other Person other than to Holdings and its Subsidiaries or pursuant to License Agreements and Excluded License Agreements. Other than the rights contemplated to be conveyed hereunder, no member of Seller's Group (as defined in the Purchase and Sale Agreement) or, to Seller's Knowledge, HEI, owns any rights to Exploit the Films outside of the United States other than as granted under the License Agreements, Excluded License Agreements or as granted to Crown Media International, LLC or Crown Entertainment Limited.

          4.10 MUSIC RIGHTS. To Seller's Knowledge, the small performance rights in the music contained in the Films are either: (a) controlled by and available for licensing from ASCAP, BMI, SESAC or, if not by these United States performing rights societies, by other music performance rights societies outside of the United States; (b) in the public domain or (c) controlled by Seller and not available for licensing through the music performance rights societies (in the case of clause (c), such small performance rights shall be deemed licensed to Buyer hereby by way of non-exclusive, irrevocable, perpetual, royalty-free and fully paid up, license outside of the United States to use such music for the purpose of exploiting the Film Rights).

          4.11 FILM RIGHTS AND AVAILABILITIES OF FILMS. (a) Schedule 4.11(a) sets forth a true, accurate and complete list of the following rights by title with respect to all of the Group A Films: (i) the expiration date of the Film Rights, (ii) the rights of Seller in each territory by the following categories: pay television rights, free television rights, Videogram rights and non-theatrical rights, (iii) if such rights are not currently available for Exploitation in those categories, the name of the current licensee, whether the rights of such licensee are exclusive or non-exclusive and the date on which such licensee's right's expire, and (iv) the Media and territory in which Seller does not hold rights, each as of January 6, 2005 (the "GROUP A AVAILABILITIES SCHEDULE"). The Group A Films will be available for Exploitation by Buyer as indicated in the Group A Availabilities Schedule, and all such rights will be available for assignment or transfer by Buyer to third parties. Buyer acknowledges certain Group A Films have limited or no material available distribution rights as identified in the Group A Availabilities Schedule. There are no material limitations on the Exploitation rights of the Group A Films set forth in the Group A Availabilities Schedule other than as set forth therein or pursuant to any License Agreements or Excluded License Agreements (so long as such agreements do not conflict with the rights expressly set forth in the Group A Availabilities Schedule). Schedule 4.11(a) sets forth a true, complete and correct list of the profit participants related to the Group A Films.

          (b) Schedule 4.11(b) sets forth a true, accurate and complete list of the following rights by title with respect to all of the Group B Films: (i) the expiration date of the Film Rights, (ii) the rights of Seller in each territory by the following categories: pay television rights, free television rights, Videogram rights and non-theatrical rights, (iii) if such rights are not currently available for Exploitation in those categories, the name of the current licensee, whether the rights of such licensee are exclusive or non-exclusive and the date on which such licensee's right's expire, and (iv) the Media and territory in which Seller does not hold rights, each as of January 6, 2005 (the "GROUP B AVAILABILITIES SCHEDULE" and, together with the Group A Availabilities Schedule, the "AVAILABILITIES SCHEDULE"). The Group B Films will be available for Exploitation by Buyer as indicated in the Group B Availabilities Schedule, and all such rights will be available for assignment or transfer by Buyer to third parties. Buyer acknowledges certain Group B Films have limited or no material available distribution rights as identified in the Group B Availabilities Schedule. There are no material limitations on the Exploitation rights of the Group B Films set forth in the Group B Availabilities Schedule other than as set forth therein or pursuant to any License Agreements or Excluded License Agreements (so long as such agreements do not conflict with the rights expressly set forth in the Group B Availabilities Schedule). Schedule 4.11(b) sets forth a true, complete and correct list of the profit participants related to the Group B Films.

          4.12 QUALITY OF FILM PROPERTIES. (a) There are sufficient Film Properties relating to the Group A Films which are of suitable technical quality to create copies of the Group A Films for Exploitation by major television exhibitors and Videogram companies at the present time and (b) Seller has in its possession, or has access to, pursuant to written agreements with Laboratories, or otherwise (which access is assignable to Buyer), sufficient materials relating to each Group A Film to enable Buyer to manufacture one-inch, D3 or Beta format Videograms to exercise the Film Rights. There are sufficient Film Properties relating to the Group B Films which are of suitable technical quality to create copies of the Group B Films for Exploitation by major television exhibitors and Videogram companies at the present time, subject, however, to the original quality of production and age of such Group B Films. Each Film is completed and ready for exhibition and distribution for use by Buyer as set forth in the Group A Availabilities Schedule or Group B Availabilities Schedule, as the case may be.

          4.13 BROKERS. Except for UBS Securities LLC, Seller has not employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the sale of the Purchased Assets or related transactions contemplated by this Agreement.

          4.14 INTELLECTUAL PROPERTY. Seller owns exclusively and solely, or has the valid right and title to use, and, to the extent owned, has good and marketable title to all of the Film Rights, free and clear of all Liens (except Permitted Liens). To Seller's Knowledge, use of the Film Rights has not violated or infringed upon or interfered with, nor will the use of such rights by Buyer violate, infringe or interfere with, any third party-owned Intellectual Property in any material respect. To Seller's Knowledge, no person is violating, infringing upon or interfering with any Film Rights in any material respect. No Intellectual Property other than the Film Rights is required by Buyer to Exploit the Films in accordance with the Group A Availabilities Schedule and Group B Availabilities Schedule, as the case may be, and to make the Films available via any Media outside of the United States without limitation.

          4.15 NO CHANGE. Other than as set forth in the Availabilities Schedule or Schedule 4.15(a), since November 22, 2004, there has been no material adverse change to the Purchased Assets, including without limitation, their condition, availability and composition. The April 2004 availability schedule attached as
Schedule 4.15(b) (the "APRIL AVAILS LIST") is complete, true and correct in all material respects and constitutes the list which was provided by Seller to an adviser of Buyer for the purpose of the valuation of the Purchased Assets. There have been no material changes in respect of the rights set forth in the April Avails List, other than (a) in respect of agreements to license a Purchased Asset for a term of more than 18 months as set forth on Schedule 4.15(a), (b) in respect of agreements to license a Purchased Asset for a term of less than 18 months, or (c) as a result of the expiration of such rights in accordance with the April Avails List. The Availabilities Schedule constitutes an updated version of the April Avails List amended to reflect such changes through to January 6, 2005. Seller shall provide to Buyer an updated Group A Availabilities Schedules and Group B Availabilities Schedules, each updated as of a date no more than three business days prior to the Closing Date.

          4.16 SALE AND LEASEBACK. Schedule 4.16 constitutes a true and correct list of all material Films and principal sale and leaseback agreements relating to Films that are subject to sale and leaseback agreements.

          4.17 INFORMATION. The information set forth in Schedule 4.17 has been prepared by Seller in good faith and the information contained therein, considered in the aggregate, does not contain any untrue statement of material fact or omit to state any material fact necessary to make such information, in light of the circumstances in which it was provided to Buyer, not materially misleading.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

          5.1 ORGANIZATION AND QUALIFICATION. Buyer is duly organized, validly existing and in good standing under its jurisdiction of incorporation. Buyer has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement or under an investment agreement (the "INVESTMENT AGREEMENT") dated as of the date hereof and entered into by and among (1) Rightfolder Limited, (2) Buyer, (3) the Managers (as defined and listed in the Investment Agreement), (4) the Investors (as defined and listed in the Investment Agreement) and (5) 3i Investments plc relating to Rightfolder Limited and Buyer.

          5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Buyer has all requisite corporate power and authority to execute this Agreement and to carry out and perform its obligations under this Agreement, subject to the terms of this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of Buyer and no other corporate action on the part of Buyer is necessary for the authorization, execution, delivery or performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          5.3 NO VIOLATION; CONSENTS AND APPROVALS. (a) Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby, do or would after the giving of notice or the lapse of time or both (i) violate, conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or Bylaws of Buyer, or any U.S. federal, state, or local court or administrative order or process, or any agreement, contract, or other instrument, to which Buyer is a party or by which Buyer (or any of its rights, properties or assets) is subject or bound or (ii) violate or conflict with, any U.S. federal, state, local, or foreign law, statute or regulation, except in the case of (i) and (ii), as would not reasonably be expected to have a Buyer Material Adverse Effect.

          (b) All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation that are necessary for the execution and delivery by Buyer of this Agreement and, subject to the terms of this Agreement, the consummation by Buyer of the transactions contemplated by this Agreement have been obtained and satisfied, other than as required under the antitrust, trade regulation or competition laws of any jurisdiction or as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

          5.4 LEGAL PROCEEDINGS. Other than any actions initiated by the European Commission in respect of Council Regulation EC 139/2004 in connection with the transaction contemplated hereby, there are no material suits, actions, claims or litigation, or legal, administrative, arbitration, mediation or other proceedings, pending or, to Buyer's knowledge, threatened against Buyer that would materially delay or prevent Buyer from consummating the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling, award, order or writ of any court, governmental department, commission, agency, instrumentality, arbitration or other person outstanding against or binding upon Buyer that would materially delay or prevent Buyer from consummating the transactions contemplated hereby.

          5.5 AVAILABILITY OF FUNDS. (a) Buyer has accepted and agreed to a valid and binding commitment from certain lenders committing them to provide Buyer with debt-financing, subject to the terms and conditions set forth therein (the "DEBT COMMITMENT LETTER" and the financing thereunder, the "DEBT FINANCING").

          (b) Subject always to the terms and conditions of the Equity Financing Commitment Letters (as defined below), Buyer has, or will have available to it at the Closing, cash equity ("CASH EQUITY") which, together with the Debt Financing, assuming the Debt Financing is funded in accordance with its terms (collectively, the "FINANCING"), will be used by Buyer to satisfy, and will be sufficient to satisfy, all obligations of Buyer in connection with the transactions contemplated by this Agreement and the Purchase and Sale Agreement (including, without limitation, all fees and expenses to be paid as a condition to the consummation of the Financing). Buyer has received, accepted and agreed to one or more valid and binding commitments from certain Persons (together, the "EQUITY FINANCING COMMITMENT LETTERS" and, together with the Debt Commitment Letter, the "COMMITMENTS"), committing them to provide to Buyer (or Affiliates of Buyer) the Cash Equity, subject to the terms and conditions set forth therein. True and complete copies of the executed Debt Commitment Letter and Equity Financing Commitment Letters have been provided to Seller on or prior to the date hereof and are attached hereto as Annex A and Annex B, respectively.

          (c) As of the date hereof, the Commitments delivered to Seller are in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent on the part of Buyer under the Commitments that has not been waived or remedied to the satisfaction of the lenders under the Commitments. Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Commitments.

                                   ARTICLE 6

                                   COVENANTS

          6.1 ACCESS TO INFORMATION. Subject to Section 6.15, Seller agrees to provide Buyer and Buyer's officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives, from time to time prior to the Closing Date with such information as Buyer shall reasonably request with respect to the Purchased Assets, and the officers of Seller shall be instructed to give as promptly as reasonably practicable all such information and explanations as Buyer or any such person may reasonably request. Except as required by law, Buyer shall hold, and shall cause Buyer's Affiliates and officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to hold, any non-public information received from Seller, directly or indirectly, in accordance with the Confidentiality Agreement.

          6.2 INFORMATION. Seller undertakes to Buyer, and Buyer undertakes to Seller, that it will disclose as promptly as reasonably practicable in writing to the other party any matter or thing which becomes known to such party after the date of this Agreement and prior to Closing that would reasonably be expected to (i) in the case of Seller, cause the condition set forth in Section 7.2(a) not to be satisfied and (ii) in the case of Buyer, cause the condition set forth in Section 7.3(a) not to be satisfied; PROVIDED, HOWEVER, that for purposes of Article 9 of this Agreement, the representations and warranties shall be qualified by any information provided pursuant to this Section.

          6.3 OPERATIONS IN THE ORDINARY COURSE OF BUSINESS. From the date hereof through the Closing Date, except as otherwise contemplated by this Agreement or any Transaction Agreement, Seller agrees that it will conduct its business with respect to the Purchased Assets in the ordinary course in all material respects.

          6.4 FORBEARANCE BY SELLER. From the date hereof through the Closing Date, except as otherwise contemplated by this Agreement, the Purchase and Sale Agreement and the transactions contemplated hereby or thereby, Seller covenants and agrees that it shall not, without the prior written consent of Buyer:

          (a) except as not expressly prohibited by subsection (c) below, sell, transfer, dispose of, enter into any agreement to dispose, assign, lease, mortgage, pledge, subject to any Lien, other than Permitted Liens, or otherwise convey or transfer any of the Purchased Assets, other than Retained Assets, or assume or incur a liability, obligation or expense (actual or contingent) relating to the Purchased Assets except in the ordinary course of business;

          (b) enter into, vary, amend, modify, terminate, cancel or extend the term of any Material Contract, or enter into any further contracts that would reasonably be considered Material Contracts as defined herein, other than in the ordinary course of business; or

          (c) enter into an agreement to license any Purchased Asset (i) for a term of more than 36 months , (ii) to Crown Media International, LLC (other than in the ordinary course of business) or (iii) at any time following delivery of the updated availabilities schedules contemplated by the last sentence of
Section 4.15.

          If Seller breaches any of its representations, warranties or covenants in this Agreement or fails to cure or mitigate the results of a breach of such representation, warranty or covenant as a primary result of a Section 6.4 Failure, and PROVIDED that such breach, or failure to cure or mitigate, would not reasonably be expected to have occurred but for a Section 6.4 Failure, such breach or failure to cure or mitigate shall (to the extent arising primarily as a result of such Section 6.4 Failure) be deemed not to constitute a breach of a representation, warranty or covenant, as the case may be, for the purposes of
Section 7.2 or Article 9. For the purposes of this Section 6.4, a "SECTION 6.4 FAILURE" shall be a failure by Buyer to grant a consent under this Section 6.4 in circumstances where it would have been commercially reasonable for Buyer to grant such consent, having regard to Buyer's proposed acquisition of the Purchased Assets.

          6.5 NOTIFICATION OF CLAIMS. From the date hereof through the Closing Date, Seller shall, as promptly as practicable, notify Buyer of the commencement or threatened commencement of any material lawsuits, claims, proceedings or investigations against Seller affecting any of the Purchased Assets, or seeking to enjoin the transactions contemplated herein; and, Buyer shall, as promptly as practicable, notify Seller of the commencement or threatened commencement of any material lawsuits, claims, proceedings or investigations against Buyer affecting any of the Purchased Assets, or seeking to enjoin the transactions contemplated herein.

          6.6 REGULATORY CONSENTS, AUTHORIZATIONS, ETC. Each of the parties hereto shall use its reasonable best efforts to do all things necessary, proper or advisable to (a) promptly make all registrations and filings with, and obtain all necessary or advisable actions or non-actions, waivers, consents and approvals from, all Governmental Entities and taking all steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Entity, PROVIDED that Buyer shall use its reasonable best efforts to make a draft filing with the European Commission in respect of the Council Regulation (EC) 139/2004 (the "REGULATION") as soon as practicable, but in no event later than the first working day following the date of this Agreement, and shall make a final filing with the European Commission in respect of the Regulation as soon as practicable thereafter, but in no event later than 14 days following the date on which a draft filing to the European Commission is made, or such other date as soon as practicable thereafter in the event the final filing is required to be delayed as a result of actions of the European Commission in respect of the filing; and (b) defend any legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any order, stay or temporary restraining order or preliminary or permanent injunction entered by any Governmental Entity vacated or reversed. For purposes of this Section 6.6, a decision by the European Commission to initiate proceedings under Article 6(1)(c) of the Regulation will not constitute legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby. Nothing in this

Section 6.6 shall require Seller or Buyer to agree to any modification of the terms of this Agreement which is not reasonably acceptable to Seller or Buyer (as the case may be). In order to avoid any competition authority from taking any other action, to forbid or delay the consummation of the transactions contemplated hereby, Buyer shall offer and agree to undertakings, conditions or obligations acceptable to the relevant competition authority, except where such undertakings, conditions or obligations would, if given effect, have:

     o in the view of 3i an adverse effect on 3i or any part of 3i (other than any interest in the Group (as defined in the Purchase and Sale Agreement)); or

     o in the view of Providence, an adverse effect on Providence or any part of Providence (other than any interest in the Group (as defined in the Purchase and Sale Agreement)); or

     o an adverse impact on the Group (as defined in the Purchase and Sale Agreement) and the Purchased Assets, the net value of which, in the view of Buyer, acting reasonably, exceeds $750,000.

          For purposes of this Section 6.6, (a) "PROVIDENCE" shall mean Providence Equity Partners Inc. and its Affiliates from time to time, funds managed or advised by Providence Equity Partners Inc. and/or any of its Affiliates from time to time, participants in funds managed or advised by Providence Equity Partners Inc. and/or any of its Affiliates from time to time, participants in other funds where those other funds are participants in funds managed or advised by Providence Equity Partners Inc. and/or any of its Affiliates from time to time, and any company or business in which any fund managed or advised by Providence Equity Partners Inc. and/or any of its Affiliates from time to time has invested, and (b) "3I" shall mean 3i Group plc and its Affiliates from time to time, funds managed or advised by 3i Group plc and/or any of its Affiliates from time to time, participants in funds managed or advised by 3i Group plc and/or any of its Affiliates from time to time, participants in other funds where those other funds are participants in funds managed or advised by 3i Group plc and/or any of its Affiliates from time to time, and any company or business in which any fund managed or advised by 3i Group plc and/or any of its Affiliates from time to time has invested.

          6.7 NO INCONSISTENT ACTION. Each party hereto shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement and shall not take any action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby, save to the extent required by any Governmental Entity.

          6.8 LABORATORY LETTER. At Closing, Seller shall provide Buyer with an executed laboratory letter from HEI with respect to the Film Properties stored by HEI, as set forth in Schedule 4.9, in the form attached hereto as Exhibit D. Seller shall use its reasonable best efforts to obtain laboratory letters from third parties (other than HEI) entrusted with the storage and security of the other Film Properties as soon as practicable after Closing, but in no event later than the expiration of the Transition Services Agreement (as defined in the Purchase and Sale Agreement), in substantially the form attached hereto as Exhibit D, but in any event on terms no less favorable than the relevant laboratory letters in effect as of the Closing Date.

          6.9 THIRD PARTY CONSENTS. The parties hereto shall reasonably cooperate to obtain any required third party consents and waivers including those referred to in Section 7.2(c) and where any such consent or waiver is required but is not obtained, and until such consent or waiver is obtained:

          (a) Seller shall hold each Material Contract and any monies, goods or other benefits received under the Material Contract as trustee (on terms reasonably satisfactory to Buyer) for Buyer and shall, promptly following receipt, account for them and pay or deliver them to Buyer without any deduction or withholding, save as required by law; and

          (b) if sub-licensing, sub-contracting, declaration of trust or agency is permissible under the relevant Material Contract, Buyer shall perform on behalf of Seller all Seller's obligations arising under the Material Contracts after the date of Closing, as Seller's sub-licensee, sub-contractor or agent in accordance with their terms and conditions, and Buyer shall promptly reimburse Seller for any Liability incurred by Seller in performance of such obligations.

          6.10 NO ADDITIONAL REPRESENTATIONS. Buyer acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of Seller which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of Seller to discuss the Purchased Assets. Buyer acknowledges that (a) should the Closing occur, Buyer shall acquire the Purchased Assets in an "as is" condition and on a "where is" basis, except as expressly represented or warranted in this Agreement (which includes the Schedules hereto); (b) neither Seller nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Purchased Assets furnished or made available to Buyer and its representatives except as expressly set forth in this Agreement (which includes the Schedules hereto) and (c) neither Seller nor any other Person shall have or be subject to any liability to Buyer or any other Person resulting from Seller's making available to Buyer or Buyer's use of any such information, including the presentation materials delivered to Buyer by UBS Securities LLC and dated May 12, 2004, as subsequently updated, supplemented or amended (the "CONFIDENTIAL MEMORANDUM") or any information, documents or material made available to Buyer in certain "data rooms," other management presentations (formal or informal) or in any other form in connection with the transactions contemplated hereby. Without limiting the foregoing, and except as expressly set forth in this Agreement (including the schedules hereto), Seller makes no representation or warranty to Buyer with respect to (a) the information set forth in the Confidential Memorandum or (b) any financial projection or forecast relating to Seller or the Purchased Assets, whether or not included in the Confidential Memorandum.

          6.11 UPDATING SCHEDULES. From and after the date of this Agreement and through the Closing Date, each party hereto agrees to notify the other parties if any information disclosed, or required to be disclosed, in the Schedules to this Agreement becomes incomplete, untrue, obsolete or inaccurate in any material respect. Any such notice or update to any Schedule to this Agreement shall not affect the rights of any party hereunder; PROVIDED, HOWEVER, that for purposes of Article 9 of this Agreement, the representations and warranties shall be qualified by any information provided pursuant to this Section. For the avoidance of doubt, no information provided pursuant to this Section shall, for the purposes of Article 9, qualify the representations and warranties as of the date of this Agreement.

          6.12 FINANCING COMMITMENTS. Buyer shall not amend or otherwise modify the Commitments attached hereto in any manner that would materially adversely affect Seller or materially delay the consummation of the transactions contemplated hereby. Buyer shall use its reasonable best efforts to cause the closing conditions in the Commitments which are wholly within its control to be satisfied, and shall use its commercially reasonable efforts to cause the closing conditions in the Commitments which are not wholly within its control to be satisfied. Buyer shall enforce its rights under the Commitments. In the event that any portion of such financing contemplated by the Commitments becomes unavailable, regardless of the reason therefor, Buyer shall use its reasonable efforts to obtain alternative financing as promptly as practicable from other sources.

          6.13 PARTICIPATIONS AND RESIDUALS. (a) Buyer shall provide Seller, or its designee, with all sales data, payee information and other information and reasonable access to Buyer's employees, books and records and other relevant information required to enable Seller to discharge promptly when due the Retained Liabilities in respect of profit participations and residual costs for the Film Rights. The information provided by Buyer to Seller shall, to the extent necessary to enable Seller to discharge the Retained Liabilities, include, but not be limited to, (i) the relevant information from all license agreements and other Contracts entered into by Buyer relating to the Purchased Assets; (ii) the revenues received by Buyer and its licensees from exploitation of the Purchased Assets; (iii) the media and territories in which the licensed exhibitions have taken place, (iv) any discussions or agreements with any creative artist or Guild in respect of any Film Rights and (v) any other information required for calculation of residuals and participations under applicable Guild agreements and the Film Agreements. Seller will advise Buyer of the time period within which such information must be provided in order to ensure that the profit participations and residuals are paid in a timely manner and Buyer agrees to provide such information within the designated time periods.

          (b) In the event and at the time that the Films hereunder are sold or licensed by Buyer or its agents in transactions involving other films or programs (a "film package"), Buyer shall in good faith ensure that any license revenues allocated to any Films in a film package are reasonably and fairly based on the relative value of the Films in relation to the other films or programs in the film package. Buyer shall give Seller prompt written notice of any claim for such participation and residual costs to enable Seller to defend, dispute or mitigate such residual costs at its option and in its sole discretion.

          (c) If any or all of the Guilds require payment in respect of participations and/or residuals for the Films directly from Buyer, its nominee or HED, Seller shall indemnify Buyer, its nominee and HED against all such payments which either Buyer or its nominee make to such Guilds or which HED makes to such Guild on their behalf in accordance with this Section and which form part of the Retained Liabilities. Any reimbursement by Seller for payments made by HED shall be on the payment terms set forth in the Library Services Continuation Agreement (as defined in the Purchase and Sale Agreement). Buyer and Seller shall reasonably cooperate to resolve any actions or claims brought by or on behalf of the Guilds. Within a reasonable time period prior to the tenth anniversary of the Closing Date, Seller shall, at

Buyer's request, provide information with respect to the calculation of any residuals and participations relating to the Films which are payable following the date of this Agreement.

          (d) Prior to or immediately following the tenth anniversary of the Closing Date, Buyer shall enter into the Guild Assumption Agreements in a form consistent with industry standards and sufficient to fully terminate and discharge Seller's obligations and liability arising after the tenth anniversary of the Closing Date under any Guild Assumption Agreements Seller has entered into with respect to any Exploitation of or revenues received from the Purchased Assets.

          6.14 ADDITIONAL AGREEMENTS.

          (a) Buyer and Seller shall use their reasonable commercial efforts to prevent the transmission of the Films through any Media outside of their respective territories.

          (b) Seller hereby assigns and shall, at the request of Buyer or its nominee at any time in the future, assign any copyrights, right in interests in copyrights, renewal and extensions of copyrights outside of the United States that revert to Seller after the date hereof pursuant to the Sale and Leaseback Rights or otherwise in respect of the Purchased Assets upon such reversion. As between Buyer and Seller, Seller shall be responsible for all payments due and payable under Contracts relating to the Sale and Leaseback Rights.

          (c) As soon as reasonably practicable after the Closing Date, Seller shall deliver to Buyer a complete set of copies of the License Agreements, together with certified extracts from all Excluded License Agreements and Excluded Preexisting HEI License Agreements in Seller's possession or control showing all the terms and conditions which relate to the license of any Films thereunder outside the United States. As soon as reasonably practicable, and in any event within 30 days after the expiration of the Library Services Continuation Agreement (as defined in the Purchase and Sale Agreement), Seller shall deliver to Buyer originals of the License Agreements which relate exclusively to territories outside of the United States and copies of any other License Agreements and in any event, Seller shall, at Buyers' request, as promptly as reasonably practicable provide access to the originals of all contracts relating to the Purchased Assets which are in its possession or control. If Seller does not have possession or control of any of the other agreements referred to in this Section, Seller shall provide Buyer with all information and confirmation of those terms and conditions of such agreements insofar as reasonably required by Buyer to Exploit the Films outside the United States and to confirm the availability of the Films for Exploitation, such information and confirmation to be in a form reasonably acceptable to Buyer.

          (d) Seller shall take all reasonable steps to ensure that all Film Properties are kept in an environment which maintains their quality and safety and in accordance with disaster recovery and contingency procedures which are consistent with industry practice. Seller shall notify Buyer at least one month prior to changing the location where any Film Properties are kept. If the identity of the Person holding copies of the Film Properties changes, Seller shall procure new laboratory letters from that new Person on terms which are substantially similar to the terms of the relevant pre-existing laboratory letters.

          (e) Seller agrees to indemnify and hold harmless Buyer against all Liability suffered by Buyer under the indemnity set out in section 7(i) of the Library Services Continuation Agreement (as defined in the Purchase and Sale Agreement) (a "HED LIABILITY") to the extent that such Liability was caused by any failure by Seller to provide Buyer with the right to Exploit as set forth in the Availabilities Schedule, PROVIDED that Seller shall have no Liability under this indemnity to the extent that a HED Liability was caused by: (i) use of the Purchased Assets other than as contemplated by the Availabilities Schedule; or
(ii) any act or omission on the part of Buyer which is a breach of its obligations under the Library Services Continuation Agreement (as defined in the Purchase and Sale Agreement). If a HED Liability arises, Buyer shall: (A) reasonably promptly notify Seller of the HED Liability; (B) provide Seller, at Seller's cost, with any assistance reasonably requested by Seller in defending the HED Liability; (C) allow Seller to conduct the defense of the HED Liability; and (D) not settle or compromise the HED Liability without the prior written approval from Seller, not to be unreasonably withheld.

          6.15 CONFIDENTIALITY. (a) In respect of Confidential Information of or relating to Seller ("SELLER CONFIDENTIAL INFORMATION"), Buyer shall not, and shall procure that no Affiliate of Buyer or any director, officer or employee or adviser or agent of Buyer shall, use or disclose to any person any Seller Confidential Information, and (b) in respect of Confidential Information of or relating to Buyer or the Purchased Assets after the Closing ("BUYER CONFIDENTIAL INFORMATION"), Seller shall not, and shall procure that no director, officer or employee or adviser or agent of Seller shall, use or disclose to any person any Buyer Confidential Information. Clauses (a) and (b) do not apply (where the party receiving the Confidential Information is the "RECEIVING PARTY") to (i) Confidential Information which at the time of disclosure to the Receiving Party was generally available to the public other than by a breach of clauses (a) and
(b), (ii) Confidential Information which was already in the possession of the Receiving Party on a non-confidential basis prior to disclosure to such Receiving Party, (iii) Confidential Information which becomes available to the Receiving Party on a non-confidential basis from a third party, PROVIDED that such third party is not known by such Receiving Party to be in breach of an obligation of confidentiality in respect of such Confidential Information, (iv) disclosure by Seller of Buyer Confidential Information to or at the written request of Buyer, (v) disclosure by Buyer of Seller Confidential Information to or at the written request of Seller, (vi) use or disclosure of Confidential Information required to be disclosed by law, regulation, any revenue authority or any listing authority or exchange, or (vii) disclosure of Confidential Information to affiliates, officers, directors, employees, agents, representatives, professional advisers (including legal counsel, accountants and auditors) for the purpose of advising Seller or Buyer (as applicable) (each a "RELATED PARTY"), PROVIDED, that such Related Party shall be instructed as to the confidential nature of such Confidential Information.

          6.16 RIGHT OF FIRST OFFER. If, within the four year period following the Closing Date, Seller intends or proposes to sell, assign, license or otherwise transfer or Exploit, all or substantially all of the Ancillary Rights, Seller shall deliver written notice to Buyer to such effect. If Buyer notifies Seller in writing of its desire to conduct negotiations regarding such transfer or Exploitation within 45 days of its receipt of such notice from Seller, Seller and Buyer shall negotiate in good faith during the period ending on the thirtieth day after the date of such notice by Seller to reach an agreement for the sale of the Ancillary Rights to Buyer. If a binding agreement for a sale of the Ancillary Rights is not reached by the end of such period,

Seller may freely sell (or enter into a binding agreement, letter of intent or any other similar document) the Ancillary Rights to any other Person.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

          7.1 CONDITIONS OF EACH PARTY'S OBLIGATION TO CLOSE. The obligation of the parties hereto to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before Closing, of the conditions set forth below in this Section 7.1. The parties hereto may mutually agree to waive any or all of these conditions.

          (a) Without prejudice to Buyer's obligations in Section 6.6, it being established that it is not the intention of the European Commission, pursuant to Council Regulation (EC) 139/2004, to initiate proceedings under Article 6(1)(c) or make a referral to a competent authority of the United Kingdom or another member state of the European Union or EFTA under Article 9(1) in respect of the proposed acquisition.

          (b) All required filings having been made and all or any applicable waiting and other time periods (including extensions thereto) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations thereunder having expired, lapsed or been terminated as appropriate in respect of the proposed acquisition.

          (c) Without prejudice to Buyer's obligations in Section 6.6, in the event that the UK Secretary of State serves a European intervention notice under
Section 67(2) of the UK Enterprise Act 2002 (the "2002 ACT") the Secretary of State not making a reference to the UK Competition Commission under Section 67 of the 2002 Act in respect of the proposed acquisition.

          (d) All authorizations, orders, grants, consents, clearances, licenses, permissions and approvals from the relevant competition authorities of Governmental Entities in any jurisdiction necessary for, or in respect of, the proposed acquisition being obtained, except where the failure to obtain such authorizations, orders, grants, consents, clearances, licenses, permissions and approvals would not reasonably be expected to have a material adverse effect on the Purchased Assets taken as a whole.

          (e) As of the Closing Date, without prejudice to Buyer's obligations in Section 6.6, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

          (f) All of the conditions precedent set forth in the Purchase and Sale Agreement shall been satisfied or waived (in accordance with the Purchase and Sale Agreement (with the exception of that contained in Section 6.1(f) of the Purchase and Sale Agreement)) save for those for which Closing is necessary.

          (g) The approval of the transactions contemplated hereby under the Credit Agreement and the written authorization of the necessary lenders under the Credit Agreement to file UCC-3s as are required to release all Liens to which all or any of the Purchased Assets are subject in respect of borrowings pursuant to the Credit Agreement.

          7.2 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before Closing, of all of the conditions set forth below in this Section 7.2. Buyer may waive in writing any or all of these conditions in whole or in part without prior notice.

          (a) The representations and warranties of Seller contained in Article 4 shall be true and correct on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date), except in either such case to the extent that the breach thereof would not reasonably be expected to have a material adverse effect on the Purchased Assets taken as a whole, and Seller shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

          (b) Buyer shall have received from Seller a certificate dated as of the Closing Date and signed by an authorized officer of Seller certifying its compliance with the conditions set forth in Section 7.2(a).

          (c) Seller shall have obtained all consents or waivers of the parties to the agreements or consents listed on Schedule 7.2(c).

          (d) Since November 22, 2004, there shall not have occurred any event, development or change which, individually or in the aggregate, has had a material adverse effect on the Purchased Assets taken as a whole.

          (e) The Debt Agreement shall have been entered into substantially on the basis of the terms set forth in the Debt Commitment Letter, and Buyer shall be contractually entitled to drawdown and receive funds under the Debt Agreement, and the conditions to drawdown thereunder shall have been satisfied or waived by the financial institution(s) party to the Debt Agreement.

          7.3 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before Closing, of all of the conditions set forth below in this Section 7.3. Seller may waive in writing any or all of these conditions in whole or in part without prior notice.

          (a) The representations and warranties of Buyer contained in Article 5 shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct in all material respects as of such date), and Buyer shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

          (b) Seller shall have received from Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Buyer certifying Buyer's compliance with the conditions set forth in Section 7.3(a).

          (c) Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement and Bill of Sale.

          7.4 UNDERTAKINGS. Seller undertakes to use its reasonable best efforts to procure the fulfillment of the conditions specified in Section 7.1 and
Section 7.2 by April 30, 2005 (the "OUTSIDE DATE") and Buyer undertakes to use its reasonable best efforts to procure the fulfillment of the conditions set forth in Section 7.1 and Section 7.3 by the Outside Date, in each case subject to the extension as contemplated by Section 10.2(b). Seller shall keep Buyer advised of the progress towards the satisfaction of its obligations under this
Section 7.4 (and vice versa).

                                   ARTICLE 8

                                  THE CLOSING

          8.1 TIME AND LOCATION OF CLOSING. Subject to the fulfillment of all of the conditions specified in Article 7 (any or all of which may be waived in writing by the respective party whose performance is conditioned upon the satisfaction of such conditions), the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be consummated at a closing ("CLOSING") to be held at the offices of Ashurst, Broadwalk House, 5 Appold Street, London, EC2A 2HA at 10:00 A.M., local time, on the date falling five days following the date when all of the conditions specified in Article 7 shall have been fulfilled or waived (other than those conditions which by their nature are contemplated to be satisfied on the Closing Date) or on such other date as the parties shall mutually agree (the "CLOSING DATE").

          8.2 ACTIONS BY SELLER AT CLOSING. At Closing, Seller shall deliver to Buyer the following:

          (a) The Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller.

          (b) The Copyright Assignment, duly executed by Seller, as applicable.

          (c) True and correct copies of all Copyright Registration certificates.

          (d) The certificate described in Section 7.2(b).

          (e) A letter guarantying access to the Film Properties held at Hallmark Entertainment Distribution, LLC as contemplated by Section 6.8.

          8.3 ACTIONS BY BUYER AT CLOSING. At Closing, Buyer shall deliver to Seller the following:

          (a) The Cash Consideration in the manner set forth in Section 3.1(a).

          (b) Certified copies of minutes or unanimous written consents of the board of directors and stockholders or members, if necessary, of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (c) The Assignment and Assumption Agreement, duly executed by Buyer, or Buyer's nominee.

          (d) The certificate described in Section 7.3(b).

          (e) The Copyright Assignment, duly executed by Buyer, or Buyer's nominee.

                                   ARTICLE 9

                                INDEMNIFICATION

          9.1 INDEMNIFICATION BY SELLER. Seller shall defend, indemnify and hold Buyer and its officers, directors, shareholders, partners, employees, representatives, agents, attorneys, licensees, Affiliates and assigns (the "INDEMNIFIED BUYERS") harmless from and against any and all claims, demands, actions or causes of action, assessments, judgments, awards, fines, sanctions, charges, damages, liabilities, losses, costs, interest, penalties, amounts paid in settlement and expenses (including, without limitation, reasonable attorneys' fees and expenses) ("LOSSES") which may be incurred or suffered by the Indemnified Buyers or any of them, arising out of or relating to (a) any breach of any representation or warranty made by Seller in this Agreement, other than
Section 4.6(b)(ii); (b) any material failure on the part of Seller to perform any covenant or agreement in this Agreement (or any failure to make any payment in accordance with any express payment obligation set forth herein); (c) any Retained Liabilities or (d) the failure of Seller to convey to Buyer at least 10% of the rights contemplated by the Availabilities Schedule; PROVIDED, that the indemnification contemplated by this Section 9.1(d) shall not apply, and Seller shall have no Liability in respect of this Section 9.1(d), if Seller conveys more than 10% of the rights contemplated to be conveyed by the Availabilities Schedule (each, a "SELLER'S INDEMNIFICATION CLAIM"). Save (i) in the case of fraud (including, without limitation, fraudulent concealment); (ii) in respect of the representations and warranties set forth in Sections 4.1 and
4.2 and (iii) in respect of the indemnity set forth in Section 6.14(e), in no event will Seller have any liability with respect to any indemnification pursuant to (a) above where the Losses relating to any individual item (or group of related items) is less than $25,000 (subject to the last sentence of this
Section 9.1) and until the total dollar amount of all such indemnification obligations that would otherwise be indemnifiable pursuant to such clause (a), when aggregated with all indemnification obligations indemnifiable by Crown Media Intermediary, LLC pursuant to clause (a) of Section 8.1 of the Purchase and Sale Agreement, shall exceed $750,000, in which event Seller will be liable from dollar one for the whole amount and not only the excess; PROVIDED that (save in the case clauses (i) and (ii) above) in no event shall Seller's aggregate liability in respect of clause (a) hereof, together with CM Intermediary, LLC's aggregate liability in respect of clause (a) of Section 8.1 of the Purchase and Sale Agreement, in the aggregate exceed $70,000,000. In determining whether the $25,000 requirement set forth above is satisfied with respect to breaches of the representations and warranties set forth in Section 4.11, all Losses under $25,000 related to a single Film in any territory may be aggregated, and where the aggregate of all such Losses relating to a single Film is under $25,000 ("SECONDARY FILM LOSSES"), such Secondary Film Losses may be aggregated with Secondary Film Losses in respect of other Films to the extent such losses are within the same territory.

          9.2 INDEMNIFICATION BY BUYER. Buyer shall defend, indemnify and hold Seller and its officers, directors, shareholders, partners, employees, representatives, agents, attorneys, licensees, Affiliates and assigns (the "INDEMNIFIED SELLER PARTIES") harmless from and against any and all Losses which may be sustained, incurred or suffered by the Indemnified Seller Parties as a result of, arising out of or relating to (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any material failure on the part of Buyer to perform any covenant or agreement in this Agreement and (c) any Assumed Liabilities. Save in the case of fraud or fraudulent concealment, in no event shall Buyer's liability in respect of clause (a) hereof together with Buyer's aggregate liability in respect of clause (a) of Section 8.2 of the Purchase and Sale Agreement, in the aggregate exceed $222,000,000.

          9.3 DEFENSE OF CLAIMS. If any claim is brought against any of the indemnified parties by a third party, and if such indemnified party intends to seek indemnity with respect thereto under this Article 9, such indemnified party shall promptly notify in writing Buyer or Seller, as the case may be, of such claim. If any indemnified party fails to provide the foregoing written notice in a timely manner, which failure to notify results in or otherwise gives rise to any material prejudice to the defense of such claim, the indemnified party or parties shall be deemed to have waived its or their rights to indemnification under this Article 9 from the indemnifying party or parties only to the extent of the prejudice suffered as a result of failure to timely notify.

          Upon receipt of such notice, the indemnifying party shall have 30 days to commence to undertake, conduct and control, through counsel of its own choosing and its sole cost and expense, the settlement or defense thereof, and the indemnified party shall cooperate in connection therewith (including, without limitation, providing to the indemnifying party, at the indemnifying party's request, and at no cost, any information and reasonable assistance from the indemnified party's staff which may be necessary for such settlement or defense); PROVIDED that:

          (a) without the indemnified party's consent, the indemnifying party shall not consent to the entry of any judgment or enter into any settlement that
(i) provides for an injunctive or equitable relief adversely affecting the indemnified party or (ii) materially adversely affects the goodwill of the business of the Group (as defined in the Purchase and Sale Agreement), PROVIDED, that at the time the indemnified party notified the indemnifying party as required by the first sentence of this Section 9.3, such notification shall have included a statement prepared in good faith by such indemnified party that it has determined on reasonable grounds that a judgment or settlement would be reasonably likely to materially adversely affect the goodwill of the Group (as defined in the Purchase and Sale Agreement), and PROVIDED, FURTHER, that in the event such indemnified party does not provide its consent (which consent shall not be unreasonably withheld) within 15 days of the indemnifying party's request for consent, the indemnifying party's Liability in respect of the Losses related to such judgment or settlement shall be limited solely to the amount for which such Losses could have reasonably been settled by the indemnifying party;

          (b) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party; PROVIDED that the fees and expenses of such counsel shall be borne by the indemnified party; and

          (c) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss, damage or third party costs incurred by the indemnified party as a result of such claim, but not including any attorney's fees or expenses of the indemnified party when the indemnifying party has assumed the defense and not including overhead or personnel costs of the indemnified party arising from cooperating with the indemnifying party; and so long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any claim. If the indemnifying party does not notify the indemnified party within 30 days after receipt of the indemnified party's written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim at the expense of the indemnifying party; PROVIDED that the indemnified party shall use its reasonable best efforts to minimize any Losses and shall act in good faith in contesting, settling or compromising such claim. Whether or not the indemnifying party will have assumed the defense, such party will not be obligated to indemnify the indemnified party for any settlement entered into without the indemnifying party's prior written consent, which consent will not be withheld unreasonably or delayed.

          9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement shall survive the Closing for a period of 21 months, except for (a) the representations and warranties set forth in Section 4.11, which shall survive the Closing for a period of 36 months, and (b) the representations and warranties set forth in Section 4.6, which shall survive the Closing until close of business on the 30th day following the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof) with respect thereto. The indemnification obligations of Section 9.1(c) and Section 9.2(c) shall survive the Closing until the expiration of the applicable statute of limitations with respect thereto. No claim may be brought for breaches or alleged breaches of any representations or warranties after the expiration of the survival period.

          9.5 LIMITATION ON RIGHTS. (a) Each party hereto acknowledges and agrees that the sole and exclusive remedy of such party hereto with respect to any and all claims for Losses of the types referred to in Section 9.1 and
Section 9.2 shall be pursuant to the indemnification provisions set forth in this Article 9 and Section 10.14. In furtherance of the foregoing, each party hereby waives, and agrees to cause its Affiliates to waive, any and all rights, claims and causes of action they may have against any other party hereto or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification provisions set forth in this Article 9) to the extent relating to claims for Losses of the types referred to in Section 9.1 and Section 9.2; PROVIDED that nothing in this Section 9.5 shall preclude a party from (i) bringing an action for specific performance or other available equitable remedy for a breach of covenant or agreement contained in this Agreement or (ii) pursuing remedies under applicable law for fraud or intentional misrepresentation. Nothing in this Section 9.5 shall relieve any party from liability for fraud.

          (b) Losses shall not include lost profits or consequential, special, punitive, incidental or indirect damages and, no indemnifying party shall have any indemnification obligations with respect to such amounts. In addition, Seller shall have no indemnification obligation or liability with respect to any Loss resulting from any misrepresentation or breach of warranty if the conditions or facts giving rise to such misrepresentation or breach were fully and fairly disclosed or reasonably apparent to a reasonable person from the disclosure in this Agreement (including the schedules hereto) or were otherwise known to Buyer or its Affiliates to be a breach under this Agreement prior to or at Closing (and in such event such misrepresentation or breach of warranty shall not constitute a breach of this Agreement).

          (c) The amount of any Losses for which indemnification is provided under this Article 9 shall be net of any amounts recovered by any indemnified party from third parties (including without limitation amounts recovered under insurance policies), and the indemnified party shall use reasonable efforts to recover such amounts from insurers and other third parties. Any indemnifying party shall be subrogated to the rights of the indemnified parties. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. For the avoidance of doubt, Buyer shall not be obliged to seek to recover such amounts from insurers and other third parties before seeking to recover any Losses from Seller under this Article 9. If any indemnified party receives an amount from an insurer or other third party in respect of Losses for which indemnification has been paid under this Article 9, the indemnified party shall promptly reimburse the indemnifying party so much of the amount originally paid by the indemnifying party as does not exceed the sum recovered from the insurer or other third party, less the indemnified party's reasonable costs of recovery.

          (d) The amount of any Losses for which indemnification is provided shall be reduced to take account of any Tax benefit received by the indemnified party as a result of such indemnification.

          (e) Neither party hereto shall be liable to pay any Losses more than once with respect to a Loss resulting from the same facts, events or circumstances, even if and to the extent such facts, events or circumstances constitute both a matter accounted for in the post-closing purchase price adjustment set forth in Section 3.3, an Assumed Liability or a Retained Liability, as the case may be, and a breach of any representations and warranties or covenants for which a party shall or would but for this provision be obligated to pay Losses hereunder.

          9.6 INDEMNITY PAYMENTS. The parties agree that any indemnity payments pursuant to this Agreement will be treated for Tax purposes as an adjustment to the Purchase Price and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

                                   ARTICLE 10

                               GENERAL PROVISIONS

          10.1 FURTHER ASSURANCES. Each of the parties hereto agrees to execute and deliver to the other party hereto, at any time and from time to time upon written request by such other party, such additional documents or instruments consistent herewith and to perform such further acts as such other party may reasonably require to fully effectuate the purposes and intent of this Agreement.

          10.2 TERMINATION. This Agreement may be terminated at any time prior to Closing, as follows:

          (a) by mutual written consent of Buyer and Seller duly authorized by their respective boards of directors;

          (b) by either of Buyer or Seller, if the Closing shall not have occurred on or before the Outside Date, PROVIDED, HOWEVER, that in the event that the conditions set forth in Section 7.1(a) or 7.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Outside Date shall be extended by 60 days and, PROVIDED, FURTHER, that the right to terminate this Agreement under this
Section 10.2 shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date; PROVIDED, FURTHER, that in the event that such party is entitled to terminate this Agreement pursuant to an independent termination right under this Section 10.2, nothing contained herein shall prevent such party from terminating this Agreement pursuant to such independent right.

          (c) by either of Buyer or Seller if any order, injunction or decree preventing the consummation of the transactions contemplated hereby shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and non-appealable;

          (d) by Buyer if (i) there shall have been a breach of any representation or warranty on the part of Seller set forth in this Agreement or if any representation or warranty of Seller shall have become untrue in either case such that the condition set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date (and for the purposes of this clause, any information provided by Seller pursuant to Section 6.11 shall be deemed not to qualify Seller's representations and warranties) or (ii) there shall have been a breach or breaches by Seller of its respective covenants or agreements hereunder such that the condition set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date; or

          (e) by Seller if (i) there shall have been a breach of any representation or warranty on the part of Buyer set forth in this Agreement or if any representation or warranty of Buyer shall have become untrue in either case such that the condition set forth in Section 7.3(a) would be incapable of being satisfied by the Outside Date or (ii) there shall have been a breach or breaches by Buyer of its covenants or agreements hereunder such that the condition set forth in Section 7.3(a) would be incapable of being satisfied by the Outside Date.

          In each of the cases set out in clauses (a) to (e) above, the rights and liabilities of the parties which have accrued prior to termination (including without limitation, to the extent applicable, in respect of Article
9) shall continue to subsist and such termination shall be in addition to any other rights or remedies the terminating party may have against the other party.

          10.3 ARBITRATION. The parties hereto irrevocably agree that each and every controversy or claim arising out of, or in connection with or relating to this Agreement or the interpretation, performance or breach thereof shall be settled by binding arbitration under the rules then in effect of the American Arbitration Association or its successor and in accordance with applicable law but subject to the following agreed provisions. The arbitration shall be conducted in New York, New York, and the proceedings shall be kept confidential. Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail at the addresses set forth in
Section 10.7. Each dispute shall be promptly adjudicated by a panel of three neutral arbitrators appointed as follows:

          (a) each party shall nominate an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as president of the arbitral tribunal;

          (b) if either party fails to nominate an arbitrator within 30 days of receiving notice of the nomination of an arbitrator by the other party, such arbitrator shall at the request of that party be appointed by the American Arbitration Association;

          (c) if the two arbitrators to be nominated by the parties fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed on the nomination of the American Arbitration Association at the written request of either party; and

          (d) should a vacancy arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.

          All arbitrators shall be of good reputation and character and shall be highly knowledgeable of entertainment industry matters. Seller shall pay one-half of the arbitrators' expenses and Buyer shall pay one-half. The parties shall pay their own legal expenses. The arbitrators shall provide a reasoned opinion supporting their conclusion, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties but such conclusions of law shall be subject to appeal in any court of competent jurisdiction. The arbitrators may award damages and/or permanent injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Notwithstanding anything to the contrary in this Section 10.3, either party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this Section 10.3. If proper notice of any hearing has been given, the arbitrators will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

          10.4 SUCCESSORS AND ASSIGNS. (a) This Agreement is personal to the parties and accordingly (subject to Sections 10.4(b), 10.4(c) and 10.4(d)) no party without the prior written consent of the others shall assign, transfer or declare a trust of the benefit of all or any of the other party's obligations nor any benefit arising under this Agreement. Notwithstanding anything contained herein to the contrary, at no time shall any such assignment relieve such assigning party of any of its obligations or agreements hereunder unless expressly agreed to in writing by the other party hereto in its sole discretion. For the avoidance of doubt, nothing in this Section 10.4 shall be construed to prohibit an assignment or transfer of the Purchased Assets by Buyer after the Closing.

          (b) Any party may (without the consent of the others) assign to an Affiliate the benefit of all or any of the parties' obligations or any benefit it enjoys under this Agreement PROVIDED, HOWEVER, that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains an Affiliate and that immediately before ceasing to be an Affiliate the assignee shall assign the benefit to an Affiliate of the party concerned.

          (c) Buyer may (without the consent of the others) assign and/or charge all or any of its rights under this Agreement by way of security to any bank(s) and/or holders of debt securities and/or financial institutions(s) and/or hedge counterparties and/or any other person lending money or making other banking facilities available to Buyer or any Affiliate of Buyer in connection with the acquisition of the Purchased Assets and/or any refinancing of the existing debt or to any financiers who provide funds on or in connection with any subsequent refinancing of such funding or to any person from time to time appointed by any financier to act as security trustee on behalf of such financier; without limitation to the foregoing, any such person or financier may assign such rights on any enforcement of the security under such finance arrangements without the further consent of any party to this Agreement.

          (d) Buyer may assign its rights under Sections 6.13, 6.14 and 6.15 in connection with any purchase of all or substantially all of the Purchased Assets.

          For purposes of this Section 10.4, "AFFILIATE" shall mean with respect to any Person, any other Person that from time to time, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

          10.5 NO WAIVER. No waiver by either party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right, power or privilege granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party hereto nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Each and all of the several rights and remedies of either party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

          10.6 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits attached hereto, the Transaction Agreements (as defined in the Purchase and Sale Agreement) and the Purchase and Sale Agreement and exhibits attached thereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all


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


prior or contemporaneous written or oral agreements, arrangements, understandings, representations and correspondence between them or any of their related entities or Affiliates with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or Closing, in accordance with its terms. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon either party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

          10.7 NOTICES. All notices, requests, demands and other communications given or made hereunder or in connection with the matters contemplated by this Agreement, shall be in writing made by personal service, or sent by certified mail, return receipt requested, postage prepaid, by overseas courier or by facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto, and shall be deemed received when delivered to the designated address or, if sent by facsimile, when received as evidenced by a fax confirmation of such receipt:

          (a) if to Seller or Holdings, to:

              Crown Media Holdings, Inc.
              12700 Ventura Boulevard, Suite 100
              Studio City, California  91604
              Attention:  Charles L. Stanford, General Counsel
              Telephone:  (818) 755-2469
              Facsimile:  (818) 755-2461

              with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York  10019
              Attention:  James Cole, Jr., Esq.
              Telephone:  (212) 403-1000
              Facsimile:  (212) 403-2000

(b)           if to Buyer, to:

              Providence Equity Partners

              78 Brook Street, London W1Y1YD
              Attention:  Bis Subramanian, Esq.
              Telephone:  +44(0) 20 7514 8800
              Facsimile:  +44(0) 20 7629 2778

              3i Group PLC
              91 Waterloo Road


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


              London SE1 8XP
              Attention:  David Osborne
              Telephone:  +44 20 7975 3202
              Facsimile:  +44 20 7975 3070

              with a copy to:

              Ashurst
              Broadwalk House
              5 Appold Street
              London EC2A 2HA
              Attention:  Stephen Lloyd, Esq.
              Telephone:  +44 20 7638 1111
              Facsimile:  +44 20 7638 1112

          10.8 GOVERNING LAW. This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed and construed in accordance with the laws of the State of New York without reference to such State's principles of conflicts of law.

          10.9 PUBLICITY. Prior to Closing, each party hereto agrees not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the transactions contemplated by this Agreement, without the consent, which shall not be unreasonably withheld or delayed, of the other party hereto; PROVIDED, HOWEVER, that the parties hereto may, without the consent of the other, make any disclosures required to comply with applicable law or the regulations of any securities exchange or national securities association.

          10.10 SECTION HEADINGS. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

          10.11 SEVERABILITY. If any provision of this Agreement is held or deemed to be or is or becomes, in fact, inoperative, illegal or unenforceable as applied in any particular case under any constitution or statute or rule of public policy of any jurisdiction:

          (a) the operation, legality and enforceability under the constitution or statute or rule of public policy of that jurisdiction of any other provision; and

          (b) the operation, legality and enforceability under the constitution or statute or rule of public policy of any other jurisdiction of that or any other provision shall not be affected or impaired in any way.

          10.12 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any Person other than the parties hereto.

          10.13 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

          10.14 GUARANTEE.

          (a) GENERAL. Holdings hereby unconditionally and irrevocably guarantees without offset or limitation, as primary obligor and not merely as surety, the due, punctual and full (i) payment of all amounts for which Seller is liable under this Agreement and (ii) performance of all covenants, terms and conditions for the performance of, or compliance with, which Seller is liable under this Agreement. This is a continuing guarantee and shall remain in full force and effect in accordance with the terms hereof until all of Seller's obligations under the this Agreement have been finally and indefeasibly performed in full. This is a guarantee of payment, performance and compliance and not of collectibility, and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by any person or to exercise or assert any right or remedy, or upon any other event, contingency or circumstance whatsoever, and shall be binding upon and against Holdings irrespective of any breach of Section 4.1 or of Section 4.2, or any incapacity or change in the articles of incorporation or bylaws of, or any reorganization or consolidation of Holdings.

          (b) OBLIGATIONS UNCONDITIONAL. Holdings acknowledges that its obligations hereunder are absolute and unconditional, notwithstanding any dispute or controversy among the parties arising in connection with this Agreement or otherwise. Without limiting the generality of the foregoing, the obligations of the Holdings hereunder shall not be released, discharged or otherwise affected by (i) the amendment or modification of this Agreement (except that the Holdings' obligations shall apply to this Agreement as amended or modified), (ii) any failure, omission or delay to assert any claim or demand or to enforce any remedy under, or any waiver, exercise or nonexercise by any person of any right, remedy, power or privilege under, this Agreement ( in each case except as may be expressly stipulated by the terms of this Agreement to have such effect), (ii) any assignment, conveyance, mortgage or other transfer of all or any part of the rights, obligations or interests of Buyer or Seller under this Agreement, (iv) any voluntary or involuntary bankruptcy, insolvency, liquidation, dissolution, sale of assets, marshalling, receivership, assignment for the benefit of creditors, winding up or similar proceeding with respect to any of Buyer, Seller or Holdings, (v) any rejection of any of this Agreement in a bankruptcy or insolvency proceeding, (vi) any failure or delay in the fulfillment of any of Seller's obligations under this Agreement, (vii) any action to obtain or enforce any judgment or the satisfaction of any judgment for partial payment or performance (except to the extent of such payment or performance), (viii) any merger or consolidation of any of Buyer, Seller or Holdings, or any other corporate change in any thereof, or any sale, lease or transfer of any of the assets of any thereof, or any change in the ownership of any equity interests in any thereof, (ix) any default, failure, breach or delay in performance by Seller of any obligations under this Agreement, (x) any other circumstance or occurrence which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a Holdings or indemnitor or (ix) any counterclaim, set off, deduction, or defense which Holdings may have against Buyer and in no event may Holdings assert (and Holdings hereby agrees not to assert) as a counterclaim, set off, deduction or defense to the obligations of Holdings hereunder any claim that Holdings may have against Buyer, other than any counterclaim, set off, deduction or defense that Seller or Holdings may have in respect of any matter giving rise to the relevant claim under this Section 10.14.

          (c) WAIVER AND ACKNOWLEDGEMENT. Holdings waives diligence, promptness, presentation to, demand of payment or performance from and protest to any person or entity of any obligations under this Agreement and any requirement that Buyer exhaust any right or take any action against Seller or any other person, in each case except as may otherwise be required by this Agreement. Buyer shall have the right to bring suit directly against Holdings prior to, concurrently with, or without bringing any suit against any other person.

          (d) SUBROGATION; SUBORDINATION. Holdings shall not be entitled to receive payment in respect of any claim arising from payment or performance by Holdings pursuant to the terms of this guaranty, and any such claim shall be subordinate to, and junior in right of payment of, Seller's obligations under this Agreement until all obligations hereunder shall be finally and indefeasibly paid in full and satisfied.

          (e) PROVISO. Notwithstanding any other provision of this Agreement to the contrary, Holdings shall not be liable under this Agreement for the payment or performance of any obligation unless, and except to the extent that, Seller is liable to Buyer for the payment or performance of such obligation, and Holdings shall have the benefit of, and be entitled to assert as a defense, offset, counterclaim or deduction to the claims of Buyer against Holdings, all claims of Seller or Holdings against Buyer and all obligations of Buyer to Seller or Holdings to the extent only that such claims or obligations do not arise or have not arisen in connection with the Transaction Agreements (as defined in the Purchase and Sale Agreement), or transactions entered into, or services provided, in the ordinary course of business after the Closing Date between Buyer or Buyer's Affiliates and Seller or Holdings, as the case may be.

          (f) INDEMNITY. Holdings hereby agrees to indemnify and hold harmless the Indemnified Buyers from and against any and all Losses imposed upon or incurred by the Indemnified Buyers resulting from or arising directly or indirectly out of failure by Seller to duly, punctually and fully (i) pay all amounts for which Seller is liable under this Agreement and (ii) perform all covenants, terms and conditions for the performance of, or compliance with, which Seller is liable under this Agreement.

          (g) AUTHORIZATION AND VALIDITY OF AGREEMENT. Holdings hereby represents and warrants to Buyer that Holdings has all requisite power and authority to execute and deliver this Agreement solely with respect to this
Section 10.14 and to carry out and perform its obligations under this Section
10.14. The execution, delivery and performance by Holdings of this Agreement have been duly and validly authorized by all necessary action of Holdings and no other action on the part of Holdings is necessary for the authorization, execution, or delivery by Holdings of this Agreement or Holding's performance under this Section 10.14. This Agreement has been duly executed and delivered by Holdings and, assuming the due authorization, execution and delivery by Buyer constitutes the valid and binding obligation of Holdings with respect to this
Section 10.14 enforceable against Holdings in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          10.15 NO SET-OFF. All amounts due under this Agreement shall be paid in full without any deduction or withholding save as may be required by law and neither Buyer nor Seller shall be entitled to any set-off or counterclaim as against the other in respect of any amount so due under this Agreement, except to the extent that such deduction or withholding or set-off or counterclaim does not arise or have not arisen in connection with the Transition Services Agreement, the NOC Agreement or Transponder/Uplink Agreement (as each is defined in the Purchase and Sale Agreement) or transactions entered into, or services provided in the ordinary course of business after the Closing Date between Buyer or Buyer's Affiliates and Seller or Holdings, as the case may be.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    CROWN MEDIA DISTRIBUTION, LLC



                                    By:        /s/ William J. Aliber
                                        ________________________________________
                                        Name:  William J. Aliber
                                        Title: Executive Vice President and
                                               Chief Financial Officer



                                    BAGBRIDGE LIMITED



                                    By:        /s/ David Elstein
                                        ________________________________________
                                        Name:  David Elstein
                                        Title: Director



                                    CROWN MEDIA HOLDINGS, INC.



                                    By:        /s/ William J. Aliber
                                        ________________________________________
                                        Name:  William J. Aliber
                                        Title: Executive Vice President and
                                               Chief Financial Officer